As filed with the Securities and Exchange Commission on August 18, 2016

UNITED STATES

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GLOBAL PAYMENTS INC.

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10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3473

(770) 829-8991

August 18, 2016

Dear Shareholder:

The board of directors and officers of Global Payments Inc. join me in extending to you a cordial invitation to attend our 2016 annual meeting of shareholders. The meeting will be held on Wednesday, September 28, 2016, at 9:30 a.m. Eastern Daylight Time, at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. At the annual meeting, shareholders will be asked to vote on four proposals set forth in the Notice of 2016 Annual Meeting of Shareholders and the proxy statement following this letter.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. We urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.

If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Investor.Relations@globalpay.com or (770) 829-8991. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.

We look forward to seeing you on September 28th.

Sincerely,

Jeffrey S. Sloan	William I Jacobs
Chief Executive Officer	Chairman of the Board

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3473

August 18, 2016

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

The 2016 annual meeting of shareholders of Global Payments Inc. (the “Company”), will be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on Wednesday, September 28, 2016, at 9:30 a.m. Eastern Daylight Time, for the following purposes:

1.	To elect the five directors nominated by our board of directors and named in the proxy statement;

2.	To approve the extension of the term of, and the limits on non-employee director compensation and the material terms of the performance goals included in, the Global Payments Inc. Amended and Restated 2011 Incentive Plan;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent public accounting firm.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

On August 18, 2016, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on July 28, 2016 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Daylight Time, on September 27, 2016.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees; for the extension of the term of, and the limits on non-employee director compensation and the material terms of the performance goals included in, the Global Payments Inc. Amended and Restated 2011 Incentive Plan; for the approval, on an advisory basis, of the compensation of our named executive officers; and for the ratification of the reappointment of Deloitte as the Company’s independent public accounting firm. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green Executive Vice President, General Counsel and Corporate Secretary

Proxy Summary	1
Information About Our 2016 Annual Meeting	1
Proposals and Voting Recommendations	1
Fiscal 2016 Performance Highlights	1
Corporate Governance Highlights	2
Director Nominees	2
Named Executive Officers	3
Compensation Philosophy and Highlights	3
Core Compensation Components	4
Questions and Answers About Our Annual Meeting and this Proxy Statement	6
Proposal One: Election of Directors	10
Nominees for Election as Directors	12
Other Directors	13
Corporate Governance	15
Board Leadership	15
Board Independence	15
Criteria for Board Membership	16
Committee Composition	16
Meetings and Attendance	17
Committee Responsibilities	18
Board Oversight of Risk Management	19
Director Compensation	20
Contacting Our Board of Directors	23
Common Stock Ownership	24
Common Stock Ownership by Management	24
Common Stock Ownership by Non-Management Shareholders	25
Biographical Information About Our Executive Officers	26
Proposal Two: Approval of Extension of the Term of, and the Limits on Non-Employee Director Compensation and the Material Terms of Performance Goals Included in, the 2011 Incentive Plan	27
Approval of Material Terms of Performance Goals	27
Approval of Limits on Compensation Paid to Non-Employee Directors	29
Extension of Term of Amended and Restated 2011 Incentive Plan	29
Important Provisions of the Amended and Restated 2011 Incentive Plan	30
Description of Amended and Restated 2011 Incentive Plan	30
Federal Income Tax Consequences	33
Existing Plan Benefits	35
New Plan Benefits	35
Shares Available Under Existing Equity Compensation Plans	36
Proposal Three: Advisory Vote to Approve the Compensation of Our Named Executive Officers	37
Compensation Discussion and Analysis	39
Executive Summary of Fiscal 2016	39
How Compensation Decisions Are Made	41
Elements of Executive Compensation Program	43
Base Salary	43
Short-Term Incentive Plan	44
Long-Term Incentive Plan	46
Supplemental Awards	48
Prior Year Awards of Restricted Stock Units Earned in Fiscal 2016	50
Other Benefits	50
Employment Agreements	51
Policies and Guidelines	51
Tax Considerations	51
Report of the Compensation Committee	52
Compensation of Named Executive Officers	53
Summary Compensation Table	53
Grants of Plan-Based Awards in Fiscal 2016	55
Outstanding Equity Awards at May 31, 2016	56
Stock Options Exercised and Stock Vested in Fiscal 2016	58
Non-Qualified Deferred Compensation Plan	58
Pension Benefits for Fiscal 2016	59
Potential Payments Upon Termination, Retirement or Change in Control	59
Proposal Four: Ratification of Reappointment of Auditors	64
Report of the Audit Committee	64
Auditor Fees	65
Audit Committee Pre-Approval Policies	65
Additional Information	66
Relationships and Related Party Transactions	66
Non-GAAP Financial Measures	66
Annual Report on Form 10-K	67
Shareholders Sharing the Same Address	67
Section 16(a) Beneficial Ownership Reporting Compliance	68
Shareholder List	68
Appendix A: Global Payments Inc. Amended and Restated 2011 Incentive Plan	A-1

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For complete information regarding the 2016 annual shareholder meeting, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the fiscal year ended May 31, 2016, or fiscal 2016, please review the entire proxy statement and our Annual Report on Form 10-K for fiscal 2016, or the 2016 annual report. In this proxy statement, the “company,” “we,” “our” and “us” refer to Global Payments Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Information About Our 2016 Annual Meeting

Date and Time:	Wednesday, September 28, 2016, at 9:30 a.m. Eastern Daylight Time

Place:	Our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473

Record Date:	July 28, 2016

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number
1 – Election of Five Directors	FOR	10
2 – Approval of Extension and Certain Terms of the Amended and Restated 2011 Incentive Plan	FOR	27
3 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	37
4 – Ratification of the Reappointment of Our Independent Public Accounting Firm	FOR	64

Fiscal 2016 Performance Highlights

•	We completed our most significant business combination in the history of our company when we merged with Heartland Payment Systems, Inc., or Heartland, in April 2016. Following the merger, we now have more than 8,500 employees worldwide and service nearly 2.5 million merchants in 30 countries. In addition, Robert H.B. Baldwin, Jr. and Mitchell L. Hollin joined our board of directors from Heartland.

•	GAAP revenues were $2.90 billion, compared to $2.77 billion in fiscal 2015. Diluted earnings per share were $2.04 compared to $2.06 in fiscal 2015 and operating margin was 14.7% compared to 16.5% in fiscal 2015, notwithstanding approximately $50 million of expenses related to the Heartland transaction and the unfavorable effect of fluctuations in foreign currency on our operating income of approximately $44 million.

•	Adjusted net revenue grew 11% to $2.17 billion during fiscal 2016, compared to $1.95 billion in fiscal 2015. Cash diluted earnings per share grew 18% to $2.98 during fiscal 2016, compared to $2.52 in fiscal 2015. Cash operating margin increased to 29.2%, a 50 basis point increase over fiscal 2015.(1)

•	Our share price increased 48% during fiscal 2016, while the S&P 500 index remained flat. We also completed a two-for-one stock split in the form of a stock dividend. Our stock price performance over the last three fiscal years relative to the performance of our peer group and the S&P 500 index, which we joined during fiscal 2016, is shown in the graph below.

(1)	Adjusted net revenue, cash diluted earnings per share and cash operating margin are non-GAAP financial measures. For information about how these measures are calculated, including reconciliations to the most comparable GAAP measures, see “Additional Information — Non-GAAP Financial Measures” beginning on page 66.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 1

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index and the average of our performance peer group (excluding Heartland, which we acquired in fiscal 2016) over the last three fiscal years, assuming reinvestment of dividends.

Corporate Governance Highlights (Page 15)

Our board of directors values independent, effective and ethical corporate governance. Highlights of our corporate governance structure include the following:

☑ Independent Chairman with 15-year tenure as director	☑ Majority voting for directors in uncontested elections
☑ Eight of nine directors are non-employee directors	☑ Minimum stock ownership requirements
☑ Seven of eight non-employee directors are independent	☑ Limitation on outside board and audit committee service
☑ Fully independent Audit, Compensation, and Governance and Nominating Committees	☑ Greater than 75% attendance at meetings ☑ Non-employee directors meet without management present
☑ Eight year average tenure of independent directors	☑ Annual board and committee self-evaluations
☑ Classified board structure	☑ Code of business conduct and ethics for directors

Director Nominees (Page 12)

Name	Tenure (Years)	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Risk Oversight Committee	Technology Committee
Robert H.B. Baldwin, Jr.	<1	Former Vice Chairman, Heartland	Yes
Mitchell L. Hollin	<1	Managing Partner, LLR Management	Yes*
Ruth Ann Marshall	10	Former President, Americas, MasterCard International	Yes*
John M. Partridge	3	Former President, Visa	Yes*
Jeffrey S. Sloan	2.5	CEO, Global Payments	No

Chair. Member.

*	Our board of directors has determined that this director is independent.

2 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Named Executive Officers

Beginning on page 53, we provide specific data about the compensation of our “named executive officers,” as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for fiscal 2016. Our named executive officers include the following individuals:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, President and Chief Operating Officer

•	Cameron M. Bready, Executive Vice President and Chief Financial Officer

•	Dr. Guido F. Sacchi, Executive Vice President and Chief Information Officer

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary

Compensation Philosophy and Highlights (Page 39)

We Do:	We Do Not:
☑ Tie pay to financial and share price performance	☒ Provide for excise tax gross-ups
☑ Retain an independent compensation consultant	☒ Permit hedging or pledging of our stock
☑ Benchmark against our peer group	☒ Re-price or discount stock options or SARs
☑ Conduct an annual say-on-pay vote	☒ Permit liberal share recycling or “net share counting” upon exercise of stock options or SARs ☒ Pay dividend equivalent rights on restricted stock units
☑ Adjust performance goals under our short-term incentive plan to reflect acquisition impacts
☑ Employ “double-trigger” change-in-control compensation
☑ Have a clawback policy
☑ Impose minimum stock ownership thresholds and holding periods until such thresholds are met

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 3

Core Compensation Components

Core Component	Objective/Features	Page
Base Salary	Base salaries are intended to provide compensation consistent with our executives’ skills, responsibilities, experience and performance in relation to the marketplace.	43

Annual Cash Incentives	Our annual performance plan rewards short-term company performance, while aligning the interests of our named executive officers with those of our shareholders. For fiscal 2016, awards under our annual performance plan were determined based on specified goals for adjusted cash earnings per share, adjusted revenue and adjusted operating margin, each as adjusted for certain acquisitions and divestitures.	44

Performance Units

Performance units represented 50% of our long-term incentive awards. Performance units are performance-based restricted stock units that, after a three-year performance period, may convert into a number of unrestricted shares depending on the average of the growth of our annual cash EPS for each of the three years in the performance period. These long-term equity awards are intended to closely align the performance of our executives with the interests of our shareholders by utilizing a lengthy performance period and a single performance metric that is most relevant to the daily management of our operations.

		47
Stock Options	Stock options represented 25% of our long-term incentive awards. These stock options will vest in equal installments on each of the first three anniversaries of the grant date. The exercise price of each option was equal to the closing price of our stock on the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	48
Restricted Stock	Restricted shares of our common stock with time-based vesting represented 25% of our long-term incentive awards. Restricted stock granted as part of our annual compensation program vest in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	48

4 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

The following charts show the mix of total target compensation for our CEO and for all the other named executive officers as a group, based on a weighted average, as well as the portion of that compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 5

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our company for use at the 2016 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on Wednesday, September 28, 2016, at 9:30 a.m., Eastern Daylight Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR each of the following four proposals scheduled to be voted on at the meeting:

•	Proposal 1: Election of the five directors nominated by our board.

•	Proposal 2: Approval of the extension of the term of, and the limits on non-employee director compensation and the material terms of the performance goals included in, the Global Payments Inc. Amended and Restated 2011 Incentive Plan, which we refer to as the Amended and Restated 2011 Incentive Plan.

•	Proposal 3: Approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2016. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 4: Ratification of the reappointment of Deloitte & Touche LLP, or Deloitte, as our independent public accounting firm.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion. Our board of directors is not aware of any properly submitted shareholder proposals.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our annual report available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our annual report and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

6 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised in any of the following ways:

•	Deliver written notice of revocation to our Corporate Secretary at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•	Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Daylight Time, on September 27, 2016, the day before the annual meeting.

•	Appear at the annual meeting and vote in person, regardless of whether you previously submitted a notice of revocation.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on July 28, 2016 are entitled to vote at the annual meeting. On that date, there were 153,733,888 shares of common stock issued and outstanding, held by approximately 2,154 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be present, either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

Each of the four scheduled proposals will be approved by the affirmative vote of a majority of the votes cast. This means that a proposal is approved if the number of shares voted “for” the proposal exceeds the number of shares voted “against” the proposal.

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 7

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent auditor. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal. Since each of the scheduled proposals requires approval by a majority of votes cast, abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal. As a result, although abstentions and broker non-votes may be counted for the purpose of establishing a quorum for the meeting, they have no effect on the voting results.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting?

Yes. As previously reported, we are changing our fiscal year to a calendar year-end, following a seven-month transition period from June 1, 2016 to December 31, 2016, which we refer to as the “2016 fiscal transition period.” As a result, our next regularly scheduled shareholder meeting will be accelerated to coincide with the new fiscal year-end. We refer to this shareholder meeting as the “transition period shareholder meeting.” Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for the transition period shareholder meeting must submit his or her proposal to us in writing on or before February 2, 2017. Proposals must comply with all applicable SEC rules and our bylaws.

If a shareholder wishes for the Governance and Nominating Committee to consider a candidate for director recommended by the shareholder for nomination to our board of directors, the shareholder must submit the recommendation to our Corporate Secretary at our corporate offices in accordance with the procedures described above. In addition, our bylaws require that, among other things, all shareholder recommendations for director candidates must be in writing and must set forth the shareholder’s name, address and other contact information as well as the following information about the recommended candidate: (i) name, date of birth,

8 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

business address and residential address, (ii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Exchange Act of 1934, as amended, or the Exchange Act; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (vii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 9

Proposal One: Election of Directors

Our board of directors is divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms.

In connection with our merger with Heartland, we agreed to submit two nominees from Heartland to our board of directors for election to our board. At the recommendation of our Governance and Nominating Committee, effective upon the closing of the merger on April 22, 2016, our board of directors increased the number of members of our board and appointed Robert H.B. Baldwin, Jr. and Mitchell L. Hollin to fill the resulting vacancies until the 2016 annual meeting. Mr. Baldwin served as Vice Chairman (an executive office) of Heartland until the closing of the merger, and Mitchell L. Hollin served as Heartland’s lead independent director until the closing of the merger. Our board of directors believes that the addition of these two new directors will provide critical continuity with respect to board-level oversight of Heartland’s operations and will contribute a wealth of knowledge and experience accumulated during their combined 31 years of serving in senior leadership roles at Heartland.

Two directors retired since the beginning of fiscal 2016. Alex W. Hart, after 14 years of service, retired from our board immediately following the 2015 annual shareholder meeting. Gerald J. Wilkins, also after 14 years of service, retired from our board effective June 27, 2016. As a result of these changes, we currently have four Class I directors, two Class II directors, and three Class III directors, as set forth below:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Mitchell L. Hollin*	2016	John G. Bruno*	2017	Robert H.B. Baldwin, Jr.(1)	2016
Ruth Ann Marshall*	2016	Michael W. Trapp*	2017	William I Jacobs*	2018
John M. Partridge*	2016			Alan M. Silberstein*	2018
Jeffrey S. Sloan	2016

*	Our board of directors has determined that this director is independent.

(1)	Pursuant to our bylaws, Mr. Baldwin’s initial term expires upon the 2016 annual meeting, earlier than the terms of the other Class III directors, because he was elected to fill a vacancy created by an increase in the size of our board.

In order to allocate the directors among the classes so that each class will be as nearly equal in number as possible as required by our bylaws, our board of directors has nominated Mr. Sloan, currently a Class I director whose term expires at the annual meeting, to serve as a Class II director immediately following the annual meeting. The five directors nominated for election at the 2016 annual meeting and the class for which they have been nominated are as follows:

• Robert H.B. Baldwin, Jr. (Class III) • Mitchell L. Hollin (Class I) • Ruth Ann Marshall (Class I)	• John M. Partridge (Class I) • Jeffrey S. Sloan (Class II)

If the director nominees are elected at the annual meeting, the composition of the three classes of our board will be as follows:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Mitchell L. Hollin	2019	John G. Bruno	2017	Robert H.B. Baldwin, Jr.	2018
Ruth Ann Marshall	2019	Michael W. Trapp	2017	William I Jacobs	2018
John M. Partridge	2019	Jeffrey S. Sloan	2017	Alan M. Silberstein	2018

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In each case, the director nominee, if elected, will serve a shorter term in the event of his or her resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select. The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the five nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

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Nominees for Election as Directors

Biographical and other information about each director nominated for election is set forth below:

Robert H.B. Baldwin, Jr. •Class III • Non-employeedirector since April 2016 •If elected, term expires in 2018 •Risk Oversight Committee •Technology Committee •Age 61	Vice Chairman (an executive office), Heartland (June 2012 — April 2016); Interim Chief Financial Officer, Heartland (October 2013 — April 2014); President, Heartland (2007 — June 2012); Chief Financial Officer, Heartland and its predecessor, Heartland Payment Systems LLC (2000 — 2011); Chief Financial Officer, COMFORCE Corp., a publicly-traded staffing company (1998 — 2000); Managing Director, financial institutions advisory business of Smith Barney (1985 — 1998); Vice President, Citicorp (1980 — 1985). In determining to nominate Mr. Baldwin, our Board considered his in-depth knowledge of Heartland’s business gained from his 16 years of service as a member of Heartland’s executive management team, as well as his many contributions to the growth and success of Heartland during his tenure.
Mitchell L. Hollin •Class I •Independent director since April 2016 •If elected, term expires in 2019 •Compensation Committee •Risk Oversight Committee •Age 53	Director, Heartland (2001 — April 2016); Lead Independent Director, Heartland (January 2011 — April 2016); Managing Partner, LLR Management, L.P., an independent private equity investment firm (since 2000); Founder and Managing Director, Advanta Partners LP, a private equity firm affiliated with Advanta Corporation (1994 — 2000). In determining to nominate Mr. Hollin, our Board considered his valuable knowledge of Heartland gained throughout his 15-year tenure as an independent director of Heartland and 5-year tenure as Lead Independent Director. In addition, our Board believes his extensive private equity experience will provide valuable oversight and direction for our company’s future acquisitive growth.
Ruth Ann Marshall •Class I •Independent director since 2006 •If elected, term expires in 2019 •Risk Oversight Committee (Chair) •Governance and Nominating Committee •Age 62	President, Americas for MasterCard International (2000 — 2006); Senior Executive Vice President, Concord EFS, Inc., a public provider of processing services that merged with First Data Corporation in 2004 (1995 — 1999); Director, Regions Financial Corporation (since 2011) and ConAgra, Inc., a publicly-traded packaged food company (since 2007). In determining to nominate Ms. Marshall, our Board considered her deep knowledge of our business and industry as well as her experience with the issues, opportunities and challenges facing our company, which our Board believes will continue to make her an invaluable member of our Board.
John M. Partridge •Class I •Independent director since November 2013 •If elected, term expires in 2019 •Audit Committee •Compensation Committee •Technology Committee •Age 67	Advisor to Visa Inc. (April 2013 to December 2013); President, Visa Inc. (2009 — 2013); Chief Operating Officer, Visa Inc. (2007 — 2009); President and Chief Executive Officer, Inovant, a subsidiary of Visa Inc. (2000 — 2007); Interim President of VISA USA (2007); Director, Cigna Corporation, a publicly-traded health insurance company (since 2009); Advisory Board Member, Corsair Capital, a private equity firm (since November 2013). In determining to nominate Mr. Partridge, our Board considered his substantial experience in the financial services industry, having served as, among other things, President of Visa Inc., which our Board believes will continue to bring valuable insight from the perspective of card networks.

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Jeffrey S. Sloan •Currently Class I; nominated as Class II •Director since January 2014 •If elected, term expires in 2019 •No committees •Age 49	Chief Executive Officer of the Company (since October 2013); President of the Company (June 2010 — June 2014); Partner, Goldman Sachs Group, Inc. (2004 — May 2010), where Mr. Sloan led the Financial Technology Group in New York and focused on mergers, acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (2001 — 2004); Vice President, Goldman Sachs Group, Inc. (1998 —2001); Director, Fleetcor Technologies, Inc., a publicly-traded provider of fuel cards and workforce payment products and services (since July 2013). In determining to nominate Mr. Sloan, our Board considered his more than 20 years of experience in the financial services and technology industries, the in-depth knowledge of the Company he obtained as our CEO since October 2013 (and formerly our President), his extensive experience with public companies and mergers and acquisitions and his strong leadership skills.

Other Directors

Biographical information with respect to our other directors is set forth below:

John G. Bruno •Class II •Independent director since June 2014 •Term expires in 2017 •Compensation Committee •Technology Committee (Chair) •Age 51	Executive Vice President of Enterprise Innovation and Chief Information Officer, Aon plc, a publicly-traded global risk management service provider (since September 2014); Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (November 2013 — September 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (November 2011 — November 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 — October 2011); Managing Director, Goldman Sachs Group, Inc. (2007 —2008); Managing Director, Merrill Lynch & Co., Inc. (2006 — 2007); Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc., a private information technology company (2005 — 2006); Senior Vice President, Corporate Development, Symbol Technologies, Inc. (2004 — 2005); Senior Vice President, Business Development, and Chief Information Officer, Symbol Technologies, Inc. (2002 — 2004). At the time of his nomination, our Board considered his extensive experience with technology-related matters within the financial services industry.

William I Jacobs

•Chairman of the Board

•Class III

•Independent director since 2001

•Lead director since 2003

•Term expires in 2018

•Compensation Committee (Chair)

•Governance and Nominating Committee

•Age 74

Chairman of the Company’s Board of Directors (since June 2014); Lead Director of the Company’s Board of Directors (2003 — May 2014); Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000 — 2002); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999 — 2000); Executive Vice President, Global Resources for MasterCard International (1995 — 1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc., a bond insurance company (1984 — 1994); Director, Green Dot Corporation, a publicly-traded financial services company (since April 2016); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (2004 — June 2013). At the time of his nomination, our Board considered Mr. Jacobs’ executive management experience, leadership skills demonstrated throughout his 12-year tenure as our Chairman of the Board or lead director, board expertise and legal training, which the Board believes will continue to provide leadership and consensus building skills on matters of strategic importance.

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Alan M. Silberstein •Class III •Independent director since 2003 •Term expires in 2018 •Governance and Nominating Committee (Chair) •Audit Committee •Age 68	President, Allston Associates LLP (previously Silco Associates Inc.), a private management services firm (since 2004); President and Chief Operating Officer, Debt Resolve, Inc., a public online collections services provider (2003 — 2004); President and Chief Executive Officer, Western Union, formerly a subsidiary of First Data Corporation (2000 — 2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996 — 1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992 — 1995); Director, Green Bancorp, Inc., a publicly-traded bank holding company (since 2010). Mr. Silberstein also previously served as a director of CAN Capital (formerly Capital Access Network, Inc.), a private non-bank alternative capital provider. At the time of his nomination, our Board considered his experience specifically in the financial services industry, his broader experience managing several diverse companies and the in-depth knowledge about our company gained from his lengthy tenure as a director.
Michael W. Trapp •Class II •Independent director since 2003 •Term expires in 2017 •Audit Committee (Chair) •Risk Oversight Committee •Audit Committee Financial Expert •Age 76	Managing Partner, Southeast area, Ernst & Young LLP (1993 — 2000); Director, Ann Inc. (2003 — May 2013); Non-executive Chairman, The North Highland Company, Inc., a private consulting firm (November 2012 — February 2015); Director, The North Highland Company, Inc. (2001 — February 2015). At the time of his nomination, our Board considered his expertise and knowledge regarding finance and accounting matters, as well as his in-depth knowledge of the Company that he obtained from his lengthy tenure as a director, which the Board believes enable him to continue to provide valuable leadership to the oversight of financial reporting.

There is no family relationship between any of our executive officers or directors. Other than as described above with respect to Messrs. Baldwin and Hollin, there are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

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Corporate Governance

Board Leadership

Our board of directors is chaired by Mr. Jacobs, one of our independent directors. Our board believes that Mr. Jacobs’ service as Chairman enhances the independent oversight of management, while continuing to provide the decisive leadership necessary for an effective Chairman. From his 15-year tenure as a member of our board and 13-year tenure as either Chairman of the Board or lead director, Mr. Jacobs has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business. As a result, our board believes that Mr. Jacobs is well-positioned to ensure that the board’s time and attention is focused on the most critical matters.

Our Corporate Governance Guidelines do not express a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Although our Chairman of the Board is an independent director, if in the future a non-independent director serves as Chairman of the Board, the board will appoint a lead director to fulfill the following responsibilities:

•	Preside at all meetings of the board at which the Chairman is not present (including all executive sessions);

•	Serve as the liaison between the Chairman and the independent directors;

•	Generally approve information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	In conjunction with the Compensation Committee, review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, determining and approving the Chief Executive Officer’s compensation based upon such evaluation, and communicating with the Chief Executive Officer regarding the foregoing; and

•	Any other responsibilities that may be delegated to the lead director by the board from time-to-time.

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our company and our subsidiaries and affiliates, on the other hand. The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. In July 2016, our board of directors reviewed the independence of our directors and determined that all of our directors, except Messrs. Baldwin and Sloan, are independent under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from our or any of our subsidiaries other than their directors’ compensation, and they may not be affiliated with our company or any of our subsidiaries. In addition, when affirmatively determining the independence of any director who will serve on the Compensation Committee, our board of directors must consider all factors specifically relevant to determining whether a director has a relationship to our company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by our company to such director; and (ii) whether the director is affiliated with our company, our subsidiaries or our affiliates.

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Criteria for Board Membership

When making recommendations to our board of directors regarding director candidates, our Governance and Nominating Committee evaluates candidates primarily based on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the board of directors;

•	Service on no more than five other boards of directors of publicly-held corporations; and

•	Service on no more than two other audit committees of publicly-held corporations.

In lieu of a formal diversity policy, as part of our Governance and Nominating Committee’s evaluation of director candidates and in addition to other standards the committee may deem appropriate from time-to-time for the overall structure and composition of the board, the committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The committee considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination if the committee believes the candidate will make an exceptional contribution to our company and our shareholders. In evaluating nominees, the committee also takes into account the consideration that members of the board of directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Nominating Committee considers candidates for director who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement — May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” for additional information about our policies for shareholder proposals.

Committee Composition

Our board of directors has established five standing committees, which include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Risk Oversight Committee and the Technology Committee, all of which are comprised exclusively of non-employee directors. The Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are comprised exclusively of independent non-employee directors.

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The following table provides information about current committee membership for our board and each committee:

	Audit Committee(1)	Compensation Committee(2)	Governance & Nominating Committee(3)	Risk Oversight Committee(3)	Technology Committee(4)
William I Jacobs
Robert H.B. Baldwin, Jr.
John G. Bruno
Mitchell L. Hollin
Ruth Ann Marshall
John M. Partridge
Alan M. Silberstein
Jeffrey S. Sloan
Michael W. Trapp

    Chair             Member          Financial Expert(5)

(1)	As of June 1, 2015, the Audit Committee was comprised of Mr. Silberstein, Mr. Trapp and Mr. Wilkins. Mr. Wilkins retired from the board on June 27, 2016. Following Mr. Wilkins’ retirement, Mr. Partridge was appointed to the Audit Committee, effective July 5, 2016.

(2)	As of June 1, 2015, the Compensation Committee was comprised of Alex W. Hart (Chair), Mr. Jacobs, Ms. Marshall and Mr. Partridge. Following Mr. Hart’s retirement from the board on November 18, 2015, Mr. Jacobs was appointed as Interim Chair of the Compensation Committee effective February 23, 2016. Also effective February 23, 2016, Mr. Bruno was appointed to the Compensation Committee, and Ms. Marshall stepped down from the Compensation Committee to join the Governance and Nominating Committee. Effective April 22, 2016, Mr. Hollin was appointed to the Compensation Committee.

(3)	From June 1, 2015 through February 23, 2016, the former Governance and Risk Oversight Committee was comprised of Mr. Silberstein (Chair), Mr. Jacobs, Ms. Marshall and Mr. Trapp. Effective February 23, 2016, our board of directors split the Governance and Risk Oversight Committee into two separate standing committees: The Governance and Nominating Committee and the Risk Oversight Committee. The newly formed Governance and Nominating Committee is comprised of Mr. Silberstein (Chair), Mr. Jacobs and Ms. Marshall. The newly formed Risk Oversight Committee was initially comprised of Ms. Marshall (Chair) and Mr. Trapp. Mr. Baldwin and Mr. Hollin were additionally appointed to the Risk Oversight Committee effective April 22, 2016.

(4)	As of June 1, 2015, the Technology Committee was comprised of Mr. Wilkins (Chair), Mr. Bruno, Mr. Hart and Mr. Partridge. Mr. Hart retired from the board on November 18, 2015, and Mr. Baldwin was appointed to the Technology Committee effective April 22, 2016. Mr. Wilkins retired from the board on June 27, 2016. On July 27, 2016, the board appointed Mr. Bruno to serve as Chair of the Technology Committee.

(5)	The term “financial expert” refers to an “audit committee financial expert,” as that term is defined under SEC rules.

Meetings and Attendance

Our full board of directors met eight times during fiscal 2016. During fiscal 2016, the Audit Committee and the Compensation Committee each met four times, and the Technology Committee met five times. On February 23, 2016, the former Governance and Risk Oversight Committee was split into two separate committees — the Governance and Nominating Committee and the Risk Oversight Committee. The former Governance and Risk Oversight Committee met three times during fiscal 2016. During the approximate three-month period during fiscal 2016 that followed the split of the former Governance and Risk Oversight Committee, the Governance and Nominating Committee met once and the Risk Oversight Committee did not meet.

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All of our directors attended at least 75% of the meetings of the board in fiscal 2016, including meetings of the committees of which they were members. Pursuant to our Corporate Governance Guidelines, all of our directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2015 annual meeting.

Committee Responsibilities

Each of the committee charters and our corporate governance guidelines is available in the investor relations section of our website, www.globalpaymentsinc.com, and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Each committee is authorized to delegate responsibilities to subcommittees as appropriate. The responsibilities of each committee are described below.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, helps ensure the integrity of our financial statements, our compliance with certain legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor, the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In addition, the Audit Committee is responsible for reviewing and approving or ratifying all related-party transactions that would require disclosure under Item 404 of Regulation S-K, promulgated under the Exchange Act. The Audit Committee also prepares a report that is included in this proxy statement. Members of the Audit Committee may not serve simultaneously on the audit committees of more than two other public companies unless our board of directors determines that such service would not impair the ability of the director to effectively serve on the Audit Committee.

Compensation Committee

The Compensation Committee reviews levels of compensation, benefits and performance criteria for our executive officers and administers our equity compensation plans for our named executive officers and other employees. The Compensation Committee also considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring its compensation consultants, including their independence. See “Corporate Governance — Board Oversight of Risk Management” on page 19 for additional information about the Compensation Committee’s responsibilities relating to risk management.

During fiscal 2016, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., or FWC, an independent consulting firm, to provide compensation consulting services for fiscal 2016. Our processes and procedures for the consideration and determination of executive compensation, including the role of the independent consultant in determining compensation, are described under “Compensation, Discussion and Analysis — How Compensation Decisions Are Made” beginning on page 41.

None of the members of the Compensation Committee (i) has ever served as an officer or an employee of our company or any of our subsidiaries or (ii) has ever had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Technology Committee

The Technology Committee provides board-level oversight with regard to our technology and information security practices and serves as a liaison between our board of directors and management with regard to such matters. The Technology Committee reviews all of our key initiatives and practices relating to technology and information security, approves significant policies, monitors our compliance with regulatory requirements and industry standards and provides guidance with regard to strategic direction. The Technology Committee helps to ensure that our strategic goals are aligned with our technology strategy and infrastructure and to ensure that we receive

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adequate support from our internal technology and information security providers. See “Corporate Governance — Board Oversight of Risk Management” on page 19 for additional information about the Technology Committee’s responsibilities relating to risk management.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for developing and recommending to the board of directors a set of corporate governance principles, evaluating and making recommendations regarding structure of the board and its committees and for identifying, discussing and proposing nominees (including incumbent directors) for open seats on the board of directors, based primarily on the criteria described under “Corporate Governance — Criteria for Board Membership” on page 16. The Governance and Nominating Committee is also responsible for annually reviewing each director’s independence and periodically reviewing and assessing director compensation. See “Corporate Governance — Board Oversight of Risk Management” on page 19 for additional information about the Governance and Nominating Committee’s responsibilities relating to risk management.

Risk Oversight Committee

The Risk Oversight Committee oversees the identification, assessment and management of the key risks facing our company, which it carries out primarily through its oversight of our enterprise risk management program, as further described below under “Corporate Governance — Board Oversight of Risk Management.” In addition, the Risk Oversight Committee oversees our business continuity, disaster recovery and pandemic plans, our insurance program and our vendor management program and serves as a liaison between the full board and management with respect to these matters.

Board Oversight of Risk Management

Our board of directors views the oversight of risk management as one of its key functions, regularly engaging with management to maintain a risk-aware culture where risk management is deeply and pervasively embedded in all of our activities worldwide. Through its oversight of our enterprise risk management program, our board takes a multi-layered approach to this oversight role. The full board engages directly with management to set high level policy and receive reports on risk management activities from each committee chairman and directly from management, while relying on each of its five standing committees to provide more in-depth oversight of specific key risk exposures.

Our board has delegated to the Risk Oversight Committee the responsibility to directly oversee our enterprise risk management program. Specifically, subject to oversight by the full board of directors, the Risk Oversight Committee is responsible for overseeing the process for identifying, assessing and managing the key risks our company faces, receiving recommendations from management with respect to such risks, and making recommendations to the full board of directors. The committee’s responsibilities related to oversight of the enterprise risk management program are process-oriented, meaning the committee takes steps to ensure that an effective process is in place to identify and manage key risk exposures, develop a risk mitigation plan and ensure proper reporting on compliance with such plan. Under the direction of the Risk Oversight Committee, we established a management risk committee comprised primarily of executive management that is responsible for identifying, assessing, prioritizing and developing action plans to mitigate key risks. The management risk committee reports to the full board or appropriate board committee periodically and more frequently as needed.

Risk oversight responsibilities related to the substance of each identified key risk exposure, such as the application of the board’s risk tolerance in a particular area, are in some cases carried out by the full board without any delegation to a committee. For example, the full board directly oversees our risk management activities with respect to risks associated with our strategic direction. More frequently, oversight of defined risk exposures is carried out by the board committee with the most relevant subject-matter expertise. In these cases, the relevant board committee carries out these responsibilities utilizing the process established by the Risk Oversight Committee, with reporting obligations to the full board. Our board has delegated risk oversight responsibilities for certain key risk exposures to its committees as follows:

•	Audit Committee. The Audit Committee oversees our risk management activities with respect to our financial reporting and disclosure obligations as well as our financial management and liquidity risks.

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•	Compensation Committee. The Compensation Committee oversees our risk management activities with respect to our compensation policies and practices for our executive officers and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management. The Compensation Committee also oversees our succession planning.

•	Governance and Nominating Committee. The Governance and Nominating Committee oversees our risk management activities with respect to our corporate governance structure at the board and senior management level. At the board level, functions of the Governance and Nominating Committee are intended to ensure that our full board and its other committees continue to operate functionally and with an appropriate degree of independence from management. At the senior management level, the Governance and Nominating Committee promotes a risk-aware culture by, for example, periodically reviewing our employee business code of conduct and ethics.

•	Risk Oversight Committee. In addition to the process-oriented risk management activities outlined above, the Risk Oversight Committee directly oversees our risk management activities with respect to enterprise risk management, business continuity and disaster recovery, regulatory and industry compliance, geopolitical risk and privacy.

•	Technology Committee. The Technology Committee oversees our risk management activities with respect to information security and the scalability of our technological infrastructure.

Director Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our company to align their interests with those of our shareholders. In lieu of per-meeting fees, we pay our non-employee directors annual cash and stock retainers, which are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors). We do not pay additional compensation to directors who are also our employees for their service as a director.

Our Governance and Nominating Committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors. Following a competitive market assessment conducted by FWC and presented to our Governance and Nominating Committee in July 2015, and based on the recommendation of our Governance and Nominating Committee, our board of directors approved (i) a $5,000 increase in the basic cash retainer, the supplemental cash retainer for the independent Chairman, the supplemental cash retainer for the Chair of each committee other than the Audit Committee and the Compensation Committee, (ii) a $2,500 increase in the supplemental cash retainer for the Chair of the Compensation Committee, (iii) a $10,000 increase in the annual stock retainer for the independent Chairman or the lead director, and (iv) a $5,000 increase in the annual stock retainer for each other non-employee director. Each of these modifications took effect on September 29, 2015, prior to the 2015 annual shareholder meeting.

After giving effect to these modifications, we pay our non-employee directors the annual cash and stock retainers set forth below:

Director	Basic Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer
Non-Employee Chairman(1)	$90,000	$95,000	$185,000
Lead Director(2)	$90,000	$65,000	$185,000
Chair of Audit Committee	$90,000	$20,000	$145,000
Chair of Other Committees	$90,000	$17,500	$145,000
All Other Non-Employee Directors	$90,000	N/A	$145,000

(1)	These retainers are payable only if the Chairman of the Board is a non-employee director. Mr. Jacobs, our Chairman of the Board, is a non-employee director and, therefore, receives these retainers. See “Corporate Governance — Board Leadership” beginning on page 15.

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(2)	Our board will appoint a lead director only if the Chairman of the Board is an employee of the company. Since our Chairman of the Board is a non-employee, our board has not appointed a lead director and these retainers are not applicable. See “Corporate Governance — Board Leadership” beginning on page 15.

The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. As a result, on November 29, 2015, Mr. Jacobs received 2,596 shares of common stock, and each of the other non-employee directors on that date received 2,035 shares of common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

All of the non-employee directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Corporate Governance — Director Compensation — Non-Qualified Deferred Compensation Plan” below. In fiscal 2016, only Ms. Marshall participated, and she did not receive any interest on deferred compensation at an above-market rate of interest.

Fiscal 2016 Director Compensation Table

The following table summarizes the compensation of our non-employee directors during fiscal 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William I Jacobs	$197,862	$185,000	$382,862
Robert H.B. Baldwin, Jr.	$51,639	$72,500	$124,139
John G. Bruno	$90,000	$145,000	$235,000
Alex W. Hart(3)	$—	$—	$—
Mitchell L. Hollin	$51,639	$72,500	$124,139
Ruth Ann Marshall	$102,862	$145,000	$247,862
John M. Partridge	$90,000	$145,000	$235,000
Alan M. Silberstein	$107,500	$145,000	$252,500
Michael W. Trapp	$110,000	$145,000	$255,000
Gerald J. Wilkins(4)	$107,500	$145,000	$252,500

(1)	Represents basic and supplemental cash retainers earned during fiscal 2016. All annual cash retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors and new committee chair appointments) and are considered fully earned when paid.

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(2)	Represents the aggregate grant date fair value of awards of stock in fiscal 2016, all of which were fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The amount shown in this column is based on the closing price of our common stock on the grant date. None of our non-employee directors had any unvested stock awards outstanding as of May 31, 2016. Prior to fiscal 2012, our non-employee directors received grants of stock options with four-year vesting periods and ten-year expiration periods. All of these stock options were fully vested as of May 31, 2016. The following table reflects the stock options for each non-employee director that were outstanding as of May 31, 2016.

Non-Employee Directors	Options Outstanding as of May 31, 2016
William I Jacobs	50,248
Robert H.B. Baldwin, Jr.	—
John G. Bruno	—
Mitchell L. Hollin	—
Ruth Ann Marshall	41,508
John M. Partridge	—
Alan M. Silberstein	41,508
Michael W. Trapp	—
Gerald J. Wilkins	15,204

(3)	Mr. Hart retired from our board of directors on November 18, 2015 and did not receive any compensation during fiscal 2016.

(4)	Mr. Wilkins retired from our board of directors on June 27, 2016.

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall is the only director who participated in the deferred compensation plan during fiscal 2016. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our board of directors has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within five years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 500% of the director’s annual cash retainer.

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Contacting Our Board of Directors

Any interested party may contact any or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. Any correspondence received by the Corporate Secretary in accordance with the foregoing will be forwarded to the applicable director or directors.

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Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of July 28, 2016 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) the 15 persons, as a group, who were directors or executive officers of our company on July 28, 2016.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class
Named Executive Officers:
Jeffrey S. Sloan(4)	292,696	162,190	454,886	*
David E. Mangum	182,204	133,915	316,119	*
Cameron M. Bready	52,648	31,165	83,813	*
Guido F. Sacchi	33,118	8,807	41,925	*
David L. Green	26,097	22,176	48,273	*
Non-Employee Director and Director Nominees:
William I Jacobs	44,716	50,248	94,964	*
Robert H.B. Baldwin, Jr.(5)	382,419	—	382,419	*
John G. Bruno	7,097	—	7,097	*
Mitchell L. Hollin	30,986	—	30,986	*
Ruth Ann Marshall.	33,072	41,508	74,580	*
John M. Partridge	9,795	—	9,795	*
Alan M. Silberstein	47,387	41,508	88,895	*
Michael W. Trapp(6)	39,109	—	39,109	*
All Directors and Executive Officers as a Group	1,198,437	496,047	1,694,484	1.1%

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473.

(2)	Includes the number of shares of common stock the person “beneficially owns,” as determined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of July 28, 2016. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, July 28, 2016 through the exercise of stock options.

(4)	Includes 61,012 shares held by a grantor retained annuity trust.

(5)	Includes 20,356 shares held by the Robert H.B. Baldwin, Jr. Trust U/A/D June 30, 2004.

(6)	Includes 8,677 shares owned by a revocable trust for which Mr. Trapp and his spouse serve as co-trustees.

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Common Stock Ownership by Non-Management Shareholders

The following table sets forth information as of July 28, 2016 with respect to the only persons who are known by us, based exclusively on such persons’ filings with the SEC under Sections 13(d) and 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares(1)
Wellington Management Group LLP(2)	15,634,012	10.2%
FMR LLC(3)	10,465,104	6.8%
Blackrock, Inc.(4)	10,246,723	6.7%
The Vanguard Group(5)	9,369,157	6.1%

(1)	Percentages calculated based on number of shares outstanding as of July 28, 2016.

(2)	This information is contained in a Schedule 13G filed by Wellington Management Group LLP with the SEC on July 11, 2016. Wellington Management Group LLP reported shared dispositive power of all shares listed above and shared voting power for 11,833,703 of the shares listed above. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(3)	This information is contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 12, 2016. FMR LLC reported sole dispositive power of all shares listed above and sole voting power for 439,056 of the shares listed above. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)	This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 26, 2016. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power for 9,484,132 of the shares listed above. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	This information is contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016. The Vanguard Group reported sole dispositive power for 9,229,711 shares, shared dispositive power for 139,446 shares, sole voting power for 128,546 shares, and shared voting power for 12,500 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

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Biographical Information About Our Executive Officers

Biographical and other information about each of our current executive officers is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Proposal One: Election of Directors — Nominees for Election as Directors” beginning on page 10.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
David E. Mangum	50	President and Chief Operating Officer	President and Chief Operating Officer (since June 2014); Senior Executive Vice President and Chief Financial Officer of the Company (August 2011 — June 2014); Executive Vice President and Chief Financial Officer of the Company (2008 — August 2011); Executive Vice President, Fiserv Corp., a financial services technology provider which acquired CheckFree Corporation in 2007 (2007 — 2008); Executive Vice President and Chief Financial Officer, CheckFree Corporation (2000 — 2007); Senior Vice President, Finance and Accounting, CheckFree Corporation (1999 — 2000).
Cameron M. Bready	44	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since June 2014); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., or ITC, a publicly-traded independent electric transmission company (February 2012 — June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 — February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (2009 — January 2011).
Dr. Guido F. Sacchi	52	Executive Vice President and Chief Information Officer	Executive Vice President and Chief Information Officer (since August 2013); Chief Information Officer of the Company (June 2011 — August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 — May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 — 2010).
David L. Green	48	Executive Vice President, General Counsel and Corporate Secretary	Executive Vice President, General Counsel and Corporate Secretary (since November 2013); Senior Vice President and Division General Counsel of the Company (November 2011 — November 2013); Vice President and Division General Counsel of the Company (2007 — November 2011).
Jane M. Elliott	50	Executive Vice President and Chief of Staff	Executive Vice President and Chief of Staff (since November 2013); Senior Vice President, Strategic Planning and Investor Relations of the Company (2010 — December 2013); Vice President, Investor Relations of the Company (2003 — 2010).
David M. Sheffield	54	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer (since April 2015); Vice President, Accounting and Controller — U.S. Tower Division of American Tower Corporation, a publicly-traded real estate investment trust (January 2012 to April 2015); Vice President, Finance and Chief Accounting Officer of EMS Technologies, Inc., a publicly-traded technology company (2008 — January 2012).

There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

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Proposal Two: Approval of Extension of the Term of, and the Limits on Non-Employee Director Compensation and the Material Terms of Performance Goals Included in, the 2011 Incentive Plan

Subject to shareholder approval of this proposal, we intend to amend and restate the Global Payments Inc. 2011 Incentive Plan, or the 2011 Incentive Plan, for the reasons described herein. We refer to the proposed Amended and Restated 2011 Incentive Plan, in the form attached hereto as Appendix A, as the Amended and Restated 2011 Incentive Plan. The Board is requesting that you approve, in each case as set forth in the Amended and Restated 2011 Incentive Plan:

1.	The material terms of the performance goals under the Amended and Restated 2011 Incentive Plan in order to preserve our ability to grant fully tax-deductible performance-based awards under the Amended and Restated 2011 Incentive Plan;

2.	The limit on the value of compensation paid to our non-employee directors for any fiscal year under the Amended and Restated 2011 Incentive Plan; and

3.	The extension of the term of the Amended and Restated 2011 Incentive Plan to September 28, 2026.

The Board is not requesting that our shareholders approve additional shares to be authorized for grant under the Amended and Restated 2011 Incentive Plan.

Approval of Material Terms of Performance Goals

Section 162(m) of the Internal Revenue Code, or the Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid in any given year to the corporation’s chief executive officer and the three most highly compensated officers (other than the chief financial officer) who are employed as of the end of the year, unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. Market-priced stock options and stock appreciation rights, or SARs, are two examples of performance-based compensation. Other types of awards, such as restricted stock and restricted stock units that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements are met. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders at least every five years. Our shareholders previously approved the material terms of the performance goals at the 2011 annual meeting. In order to preserve our ability to grant awards under the Amended and Restated 2011 Incentive Plan that qualify as performance-based compensation under Section 162(m) of the Code, we are asking our shareholders to approve the material terms of the performance goals of the Amended and Restated 2011 Incentive Plan at this annual meeting.

In accordance with Section 162(m), the material terms that our shareholders approve constitute the framework for our Compensation Committee to establish programs and awards under which compensation we provide may qualify as performance-based compensation for purposes of Section 162(m). Shareholder approval of the material terms of performance goals under the Amended and Restated 2011 Incentive Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended and Restated 2011 Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the Amended and Restated 2011 Incentive Plan does not alone ensure that all compensation paid under the Amended and Restated 2011 Incentive Plan will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the Amended and Restated 2011 Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, while our Amended and Restated 2011 Incentive Plan will allow us to grant awards that are intended to be exempt from Section 162(m) of the Code, our Compensation

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Committee may, in its judgment, grant awards under the Amended and Restated 2011 Incentive Plan that are not exempt from Section 162(m) of the Code when it believes that such awards are appropriate to attract and retain executive talent and are in the best interests of our shareholders. Accordingly, even if approved by our shareholders, this proposal would not limit our right to pay compensation that does not qualify as performance-based compensation for purposes of Section 162(m), in whole or in part.

Material Terms of the Performance Goals under the Amended and Restated 2011 Incentive Plan

For purposes of Section 162(m) of the Code, the “material terms” of the Amended and Restated 2011 Incentive Plan include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to an individual during any single fiscal year. Each of these aspects is discussed below, and shareholder approval of this proposal will constitute approval of each of these aspects of our Amended and Restated 2011 Incentive Plan for purposes of the approval requirements of Section 162(m) of the Code. The following summary is qualified in its entirety by reference to the complete text of the Amended and Restated 2011 Incentive Plan, which is attached hereto as Appendix A.

Eligibility.    The Amended and Restated 2011 Incentive Plan permits the grant of incentive awards to employees, non-employee directors and consultants or independent contractors, as selected by the Compensation Committee. The number of eligible participants in the Amended and Restated 2011 Incentive Plan will vary from year to year. As of the record date, approximately 8,580 employees and nine non-employees (representing our non-employee directors) were eligible to receive awards under the Amended and Restated 2011 Incentive Plan. The group of employees whose compensation would be subject to the performance goals described in this proposal includes our executive officers. Although Section 162(m) only limits deductibility for compensation paid to the chief executive officer or any of our three most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year, we may apply the performance goals to compensation opportunities available to any of our employees.

Performance Objectives.    Options and SARs granted under the Amended and Restated 2011 Incentive Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m) of the Code. When granting any other award, the Compensation Committee may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption. If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within our company or an affiliate:

•  Revenue (premium revenue, total revenue or other revenue measures)

•  Sales

•  Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•  Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•  Net income (before or after taxes, operating income or other income measures)

•  Cash (cash flow, cash generation or other cash measures)

•  Stock price or performance

•  Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•  Economic value added

•  Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•  Market share

•  Improvements in capital structure

•  Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•  Business expansion (acquisitions)

•  Internal rate of return or increase in net present value

•  Productivity measures

•  Cost reduction measures

•  Strategic plan development and implementation

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The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise be objectively adjusted for any specified circumstance or event that occurs during a performance period, including for example: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax or other laws, accounting principles or other provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Financial Accounting Standards Board, or FASB, accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations or a change in our fiscal year; and (h) foreign exchange gains and losses.

Limitations on Individual Awards.    The maximum aggregate number of shares of common stock subject to time-vesting options or time-vesting SARs that may be granted under the Amended and Restated 2011 Incentive Plan in any 12-month period to any one participant is 1,200,000 each. The maximum aggregate dollar value or number of shares of common stock subject to performance-vesting awards under the Amended and Restated 2011 Incentive Plan that may be paid in any 12-month period to any one participant is as follows:

•	for performance awards settled in common stock, the greater of 1,200,000 shares or shares having a fair market value of $30 million as of the date of grant of the award; and

•	for performance awards settled in cash or property other than shares of common stock, $10 million.

For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of shares deemed paid in any one 12-month period is the total amount payable or shares earned for the performance period divided by the number of 12-month periods in the performance period. These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareholder approval.

Approval of Limits on Compensation Paid to Non-Employee Directors

As part of its commitment to sound corporate governance practices, the Board is requesting that our shareholders approve certain limits on compensation paid to our non-employee directors. The Amended and Restated 2011 Incentive Plan provides that the maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $600,000 in total value (calculating the value of equity awards based on the grant date fair value of such awards for financial reporting purposes); provided, that the Board may make exceptions to this limit for (i) individual non-employee directors in extraordinary circumstances as the Board may determine in its sole discretion, or (ii) a Non-Employee Director who serves as Chairman of the Board or Lead Director, in each case so long as (A) the aggregate limit does not exceed $850,000 in total value during a fiscal year and (B) the non-employee director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Extension of Term of Amended and Restated 2011 Incentive Plan

The Amended and Restated 2011 Incentive Plan is the primary vehicle by which we grant equity and cash awards to employees, directors and consultants, and its original ten-year term expires on September 27, 2021. If this proposal is approved by our shareholders, the Amended and Restated 2011 Incentive Plan will terminate on September 28, 2026, the tenth anniversary of the date of our 2016 annual meeting, unless earlier terminated by our Board or Compensation Committee.

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Important Provisions of the Amended and Restated 2011 Incentive Plan

The Amended and Restated 2011 Incentive Plan contains the following provisions that our Compensation Committee believes are consistent with the interests of shareholders and sound corporate governance practices:

•	No repricing of stock options or SARs. The Amended and Restated 2011 Incentive Plan prohibits the repricing of stock options or SARs without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•	No liberal share recycling provisions. The Amended and Restated 2011 Incentive Plan prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements. The Amended and Restated 2011 Incentive Plan also prohibits “net share counting” upon the exercise of stock options or SARs.

•	No liberal change-in-control definition. The change-in-control definition contained in the Amended and Restated 2011 Incentive Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•	Minimum vesting. With certain exceptions, full-value awards granted to participants other than non-employee directors shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.

•	No award may be transferred for value. The Amended and Restated 2011 Incentive Plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.

•	Limit on awards to non-employee directors. As discussed above, the Amended and Restated 2011 Incentive Plan imposes a limit on compensation that may be awarded to any non-employee director in any fiscal year.

•	Limitation on amendments. No material amendments to the Amended and Restated 2011 Incentive Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the Amended and Restated 2011 Incentive Plan, or that would diminish the prohibitions on repricing stock options or SARs.

Description of Amended and Restated 2011 Incentive Plan

The following summary of the material terms of the Amended and Restated 2011 Incentive Plan is qualified in its entirety by reference to the complete text of the Amended and Restated 2011 Incentive Plan, which is attached hereto as Appendix A.

Purpose.    The purpose of the Amended and Restated 2011 Incentive Plan is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance.

Administration.    The Amended and Restated 2011 Incentive Plan will be administered by our Compensation Committee or such other committee of the Board as may be designated by the Board to administer the Amended and Restated 2011 Incentive Plan, other than with respect to compensation of our non-employee directors, as further described below. Our Compensation Committee will have the authority to: designate participants; grant awards; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Amended and Restated 2011 Incentive Plan; and make all other decisions and determinations that may be required under the Amended and Restated 2011 Incentive Plan.

Awards to Non-Employee Directors.    Notwithstanding the above, awards granted under the Amended and Restated 2011 Incentive Plan to our non-employee directors will be made only in accordance with the terms,

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conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time-to-time and will be subject to the limit on compensation that may be awarded to any non-employee director in any fiscal year, as discussed above. With respect to compensation of our non-employee directors, our Board approves all such compensation upon the recommendation of our Governance and Nominating Committee. Our Board or applicable committee may not make discretionary grants under the Amended and Restated 2011 Incentive Plan to non-employee directors outside of such established program for director compensation.

Permissible Awards.    The Amended and Restated 2011 Incentive Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our common stock on the date of exercise over the base price of the award;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our Compensation Committee;

•	restricted stock units, or RSUs, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting criteria;

•	deferred stock units, or DSUs, which represent the right granted to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by our Compensation Committee, or as determined by the recipient within guidelines established by our Compensation Committee in the case of voluntary deferral elections;

•	performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the Amended and Restated 2011 Incentive Plan may be granted in the form of a performance award);

•	other stock-based awards in the discretion of our Compensation Committee, including unrestricted stock grants; and

•	cash-based awards, including cash-based awards granted under our short-term incentive plan, which operates as a subplan of the Amended and Restated 2011 Incentive Plan.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Shares Available for Awards.    The aggregate number of shares of common stock that may be issued under the Amended and Restated 2011 Incentive Plan is 14,000,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Shares underlying options and SARs will count as four tenths of one share, and shares underlying all other stock-based awards will count as one share, against the number of shares available for issuance under the Amended and Restated 2011 Incentive Plan. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the Amended and Restated 2011 Incentive Plan. To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve. Shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan share reserve. Our Compensation Committee may grant awards under the Amended and Restated 2011 Incentive Plan in substitution for awards held by employees of another entity who become our employees as a result of a business combination, and such substitute awards will not count against the plan share reserve.

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Minimum Vesting Requirements.    Except in the case of substitute awards granted in a business combination as described above, full-value awards shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. However, our Compensation Committee may accelerate vesting of such full-value awards in the event of the participant’s termination of service or upon the occurrence of a change in control and the minimum vesting requirements shall not apply to awards made to non-employee directors.

Limitations on Transfer; Beneficiaries.    No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than us, or be subject to any lien, obligation or liability of the participant to any person other than us or our affiliate. Except to the extent otherwise determined by our Compensation Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution, and any option or other purchase right shall be exercisable during the participant’s lifetime only by such participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Amended and Restated 2011 Incentive Plan from or through a participant will be subject to all the terms and conditions of the Amended and Restated 2011 Incentive Plan and any award agreement applicable to the participant.

Treatment of Awards upon a Participant’s Termination of Service.    Unless otherwise provided in an employment agreement or an award agreement or any other special plan document governing an award, upon the termination of a participant’s service due to death:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable and will remain exercisable for one year thereafter (or the earlier end of the term of the award);

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and

•	the payout opportunities attainable under all of that participant’s outstanding performance-based awards will be determined as provided in the applicable award agreement or an employment agreement or similar agreement with the participant.

In addition, subject to limitations applicable to certain qualified performance-based awards, our Compensation Committee may, in its discretion, accelerate awards upon the termination of service of a participant or the occurrence of a change in control. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion. Unless otherwise provided by the Compensation Committee at the time of a participant’s retirement, or as otherwise provided in an employment agreement or an award agreement or any other special plan document governing an award, in the case of acceleration upon the participant’s retirement, any awards in the nature of rights that may be exercised will remain exercisable until the earlier of (i) the original expiration of the award, or (ii) the fifth anniversary of the participant’s retirement.

Anti-dilution Adjustments.    In the event of a transaction between us and our shareholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the Amended and Restated 2011 Incentive Plan will be adjusted proportionately, and our Compensation Committee shall make such adjustments to the Amended and Restated 2011 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our common stock into a lesser number of shares, the authorization limits and annual award limits under the Amended and Restated 2011 Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment.    The Amended and Restated 2011 Incentive Plan will terminate on September 28, 2026, the tenth anniversary of the date of our 2016 annual meeting, unless earlier terminated by our Board or Compensation Committee. Our Board or Compensation Committee may, at any time and from time-to-time, terminate or amend the Amended and Restated 2011 Incentive Plan, but if an amendment to the Amended and

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Restated 2011 Incentive Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the Amended and Restated 2011 Incentive Plan may adversely affect any award previously granted under the Amended and Restated 2011 Incentive Plan without the written consent of the participant. Without the prior approval of our shareholders, and except as otherwise permitted by the anti-dilution provisions of the Amended and Restated 2011 Incentive Plan, the Amended and Restated 2011 Incentive Plan may not be amended to permit, direct or indirect repricing, replacement or repurchase of options or SARs.

Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the anti-dilution provisions of the Amended and Restated 2011 Incentive Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing.    As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Clawback Policy.    Awards under the Amended and Restated 2011 Incentive Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) as we may adopt from time to time.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Amended and Restated 2011 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and ex-U.S. income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.

Nonqualified Stock Options.    There will be no federal income tax consequences to the optionee or to us upon the grant of a nonqualified stock option under the Amended and Restated 2011 Incentive Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.    There will be no federal income tax consequences to the optionee or to our company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 33

SARs.    A participant receiving a SAR under the Amended and Restated 2011 Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units.    A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards.    A participant will not recognize income, and we will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

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Existing Plan Benefits

The 2011 Incentive Plan has been the primary vehicle by which our Compensation Committee and Board have granted equity awards to our employees and non-employee directors, respectively. Pursuant to SEC rules, the table below shows the number of shares issued to, or subject to outstanding awards granted to, our named executive officers and the other individuals and groups indicated under the 2011 Incentive Plan as of the record date. The closing price of our common stock on the record date was $78.19.

Name and Position	Restricted Shares Granted Under 2011 Incentive Plan (#)	Performance-Based Restricted Stock Units Granted Under 2011 Incentive Plan(1) (#)	Time-Based Restricted Stock Units Granted Under 2011 Incentive Plan (#)	Stock Options Granted Under 2011 Incentive Plan (#)
Jeffrey S. Sloan Chief Executive Officer	51,568	415,979	—	203,890
David E. Mangum President and Chief Operating Officer	17,762	193,262	—	70,230
Cameron M. Bready Executive Vice President and Chief Financial Officer	66,488	60,671	—	56,638
Guido F. Sacchi Executive Vice President and Chief Information Officer	26,104	62,885	—	33,302
David L. Green Executive Vice President, General Counsel and Corporate Secretary	15,554	27,525	—	27,350
All Executive Officers as a Group	211,060	774,744	—	405,004
All Employees as a Group (Including all Officers who are not Executive Officers)	887,260	11,599	658,766	—
All Non-Employee Directors as a Group	132,530	—	—	—

(1)	Reflects the target number of shares granted.

New Plan Benefits

Awards under the Amended and Restated 2011 Incentive Plan will be granted at the discretion of the Compensation Committee, the Board or other committee designated by the Board. As a result, it is not possible to determine the number or type of awards that will be granted in the future to any person under the Amended and Restated 2011 Incentive Plan.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 35

Shares Available Under Existing Equity Compensation Plans

The following table provides certain information as of May 31, 2016 concerning the shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	811,036	$31.81	14,985,644
Equity compensation plans not approved by security holders	—	—	—

Total	811,036	$31.81	14,985,644

(1)	Includes 12,110,609 shares authorized for issuance under the 2011 Incentive Plan, all of which are available for issuance pursuant to grants of full-value stock awards. Also includes 233,740 shares authorized under the Amended and Restated 2005 Incentive Plan and 179,172 shares authorized under the 2000 Director Option Plan. We do not intend to issue shares under either of the Amended and Restated 2005 Incentive Plan or the 2000 Director Option Plan.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE

EXTENSION OF THE TERM OF, AND THE LIMITS ON NON-EMPLOYEE DIRECTOR COMPENSATION AND

THE MATERIAL TERMS OF THE PERFORMANCE GOALS INCLUDED IN, THE AMENDED AND RESTATED

2011 INCENTIVE PLAN.

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Proposal Three: Advisory Vote to Approve the

Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our named executive officers. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At last year’s annual meeting of shareholders, approximately 84% of the votes cast were cast in support of the compensation of our named executive officers. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers in fiscal 2016. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for fiscal 2016, our executive compensation program aligned individual compensation with the short-term and long-term performance of our company in ways such as the following:

•	Pay opportunities were appropriate to the size of our company when compared to peer companies.

•	Our annual compensation program was heavily performance-based, using multiple measures for short-term incentives and a simple, single measure for long-term incentives, as described in this proxy statement.

•	The performance metrics under our short-term incentive plan were adjusted to reflect our acquisitions, including our merger with Heartland.

•	Long-term incentives were linked to shareholder value through performance units, stock options and time-based restricted stock that change in value as share price fluctuates.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our executive officers.

•	Executives are subject to stock ownership requirements.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•	Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	We do not re-price stock options or issue discounted stock options.

•	We do not pay dividend equivalent rights with respect to restricted stock units.

The vote regarding the compensation of our named executive officers described in this Proposal No. 3 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 37

that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as it deems appropriate. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our next annual shareholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

38 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Compensation Discussion and Analysis

Executive Summary of Fiscal 2016

Performance Highlights

We experienced strong business and financial performance around the world during fiscal 2016. Highlights include the following:

•	We completed our most significant business combination in the history of our company when we merged with Heartland in April 2016. Following the merger, we now have more than 8,500 employees worldwide and service nearly 2.5 million merchants in 30 countries.

•	GAAP revenues were $2.90 billion, compared to $2.77 billion in fiscal 2015. Diluted earnings per share were $2.04 compared to $2.06 in the prior year and operating margin was 14.7% compared to 16.5% in fiscal 2015, notwithstanding approximately $50 million of expenses related to the Heartland transaction and the unfavorable effect of fluctuations in foreign currency on our operating income of approximately $44 million.

•	Adjusted net revenue grew 11% to $2.17 billion during fiscal 2016, compared to $1.95 billion in fiscal 2015. Cash diluted earnings per share grew 18% to $2.98 during fiscal 2016, compared to $2.52 in fiscal 2015. Cash operating margin increased to 29.2%, a 50 basis point increase over fiscal 2015.(1)

•	Our share price increased 48% during fiscal 2016, while the S&P 500 index remained flat. We also completed a two-for-one stock split in the form of a stock dividend. Our stock price performance over the last three fiscal years relative to the performance of our peer group and the S&P 500 index, which we joined during fiscal 2016, is shown in the graph below.

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index and the average of our performance peer group (excluding Heartland, which we acquired in fiscal 2016) over the last three fiscal years, assuming reinvestment of dividends.

(1)	Adjusted net revenue, cash diluted earnings per share and cash operating margin are non-GAAP financial measures. For information about how these measures are calculated, including reconciliations to the most comparable GAAP measures, see “Additional Information — Non-GAAP Financial Measures” beginning on page 66.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 39

Compensation Highlights

The chart below shows the mix of total target compensation for our CEO and for all the other named executive officers as a group, based on a weighted average, as well as the portion of that compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

Our compensation program is aligned with short- and long-term company performance and includes best practices designed to reflect sound corporate governance. As illustrated above, with the exception of base salary and restricted stock awards, all target compensation is performance-based. Executives are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our share price.

The short-term cash incentives awarded under our annual performance plan incent and reward our executives for achievement of short-term goals aligned with our fiscal year operating plan. The long-term incentive plan incents and rewards our executives for achievement of long-term goals measured over a multi-year period. Together, these plans support our strategy of facilitating the adoption of, and transition to, card, electronic and digital-based payments by expanding our share in existing markets through our distribution channels, service innovation and acquisitions to improve our scale of offerings, while simultaneously seeking expansion into new markets through acquisitions around the world.

Our annual performance plan is 100% based on achievement of company performance goals, equally weighted between adjusted cash earnings per share, which we refer to as “adjusted cash EPS,” adjusted net revenue and adjusted operating margin. For fiscal 2016, each of our named executive officers (identified below) earned 181% of his target under the annual performance plan. These performance goals are discussed below under “Compensation Discussion and Analysis — Short-Term Incentive Plan” beginning on page 44.

Awards under our long-term incentive plan include performance-based restricted stock units, which we refer to as “performance units,” stock options and time-based restricted stock. Performance units are earned based on achievement of an adjusted cash EPS growth target over a three-year performance period. To the extent earned, performance units convert into unrestricted shares after performance results for the three-year performance period are certified. Stock options and restricted stock vest in equal installments on each of the first three anniversaries of their respective grant dates. The value of each of the long-term incentive awards changes as our share price changes, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for fiscal 2016 are discussed below under “Compensation Discussion and Analysis — Long-Term Incentive Plan” beginning on page 46.

Named Executive Officers

The following individuals are identified as “named executive officers” pursuant to SEC rules for the purpose of describing our compensation for fiscal 2016:

•	Jeffrey S. Sloan, Chief Executive Officer;

•	David E. Mangum, President and Chief Operating Officer;

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•	Cameron M. Bready, Executive Vice President and Chief Financial Officer;

•	Dr. Guido F. Sacchi, Executive Vice President and Chief Information Officer; and

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary.

The discussion below explains the detailed information provided in the tables contained in this section and places that information within the context of our overall compensation program. See “Compensation of Named Executive Officers” below for a series of tables containing specific information about the compensation earned or paid in fiscal 2016 to our named executive officers.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our executives with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk incentive award opportunities that are only payable if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation; and

•	protect our competitive position by prohibiting our executive officers from competing with our company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses risk mitigation factors and potential risk aggravators in our compensation program. For fiscal 2016, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our employees, and are not reasonably likely to have a material adverse effect on our company.

Role of the Independent Compensation Consultant

Our Compensation Committee retained Frederic W. Cook & Co., Inc., or FWC, as its independent compensation consultant. The Compensation Committee assessed the independence of FWC and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that FWC is independent. FWC took guidance from and reported directly to the Compensation Committee and, solely with respect to non-employee director compensation, the Governance and Nominating Committee. FWC advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including our named executive officers. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for fiscal 2016, FWC performed the following services relating to the Company’s fiscal 2016 compensation:

•	FWC conducted a market review and analysis for our named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 41

•	FWC conducted pay and performance relationship analyses to evaluate the correlation of prior year performance of our company and pay levels to those of the peer group companies;

•	FWC prepared tally sheets on our named executive officers to allow the Compensation Committee to review the reasonableness of the total wealth accumulated during each executive’s tenure with our company and to show the impact on our company of a termination of employment;

•	FWC assisted with an analysis and update to our compensation peer group;

•	FWC conducted a market review and analysis with respect to awards intended to reward employees for driving cost synergies following a material business combination transaction; and

•	FWC attended Compensation Committee meetings as requested by the committee to discuss these items.

All services performed for us by FWC during fiscal 2016 were related to executive or director compensation.

Market Data

Our Compensation Committee considers the compensation levels, programs and practices of selected other companies to assist us in setting our executive compensation to ensure that it remains competitive. For fiscal 2016, our Compensation Committee requested that FWC review the peer group and suggest potential revisions. The Compensation Committee reviewed and discussed the analysis and approved the following peer group for fiscal 2016 benchmarking purposes. The companies were chosen because (i) each company in the peer group is in the transaction processing or data services business, (ii) each company in the peer group is publicly traded, (iii) at the time the peer group was constructed, our revenues were near the median of the group as a whole, and (iv) we compete for talent with many of these companies. For fiscal 2016, our peer group, which was set prior to the Heartland transaction, included the following companies:

•  Alliance Data Systems Corporation

•  Broadridge Financial Solutions, Inc.

•  DST Systems, Inc.

•  The Dun & Bradstreet Corporation

•  Equifax Inc.

•  Euronet Worldwide, Inc.

•  Fidelity National Information Services, Inc.

•  Fiserv, Inc.

• Jack Henry & Associates, Inc. • Heartland Payment Systems, Inc. • Paychex, Inc. • Total System Services, Inc. • Vantiv, Inc. • Verifone Systems, Inc. • The Western Union Company

The fiscal 2016 group of peer companies listed above is the same as the peer group most recently used for fiscal 2015, except that Acxiom Corporation and MasterCard Inc. were removed. Our Compensation Committee, in consultation with FWC, determined that MasterCard Inc. and Acxiom Corporation, as the largest and smallest companies in the fiscal 2015 peer group, respectively, were least comparable to our company and should not be considered in setting our executive compensation.

Before the Compensation Committee set fiscal 2016 compensation, FWC collected and analyzed comprehensive market data for its use. FWC presented market figures representing competitive ranges for base salary, target short-term incentive opportunity and long-term incentive opportunity.

Role of Executive Officers

At the beginning of fiscal 2016, our Chief Executive Officer, with the assistance of our human resources department, developed compensation recommendations for the executive officers who reported directly to him (including our named executive officers) based on market data supplied by FWC, our company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. The Compensation Committee considered the Chief Executive Officer’s recommendations, in

42 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

conjunction with the counsel of FWC and the market data, in determining the compensation elements for these named executive officers. The Compensation Committee determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with FWC. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

Shareholder Say-on-Pay Vote for Fiscal 2015 and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 84% of the votes cast were cast in support of the compensation of our named executive officers. The Compensation Committee considered this a positive result and concluded that the shareholders support the compensation paid to our executive officers and our overall pay practices. In light of this support, the Compensation Committee decided to retain the design of our executive compensation program.

The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our executive compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Corporate Governance — Contacting Our Board of Directors” on page 23 for information about communicating with the board of directors.

Elements of Executive Compensation Program

Our Compensation Committee, with guidance from FWC, reviewed the market data for each of our named executive officers and allocated, on an individual basis, the major elements of our compensation, including base salary, short-term incentives and long-term incentives, taking into consideration factors such as the individual’s peer group market position, as well as the individual’s performance, retention, internal equity, individual development and succession planning. The following executive pay at target levels was set by the Compensation Committee for fiscal 2016:

Name	Base Salary	% of Total	Target Short-Term Cash Incentive	% of Total	Target Long-Term Equity Incentives	% of Total	Total
Jeffrey S. Sloan	$1,000,000	14%	$1,500,000	22%	$4,500,000	64%	$7,000,000
David E. Mangum	$585,000	21%	$585,000	22%	$1,550,000	57%	$2,720,000
Cameron M. Bready	$530,000	24%	$477,000	21%	$1,250,000	55%	$2,257,000
Guido F. Sacchi	$470,000	28%	$399,500	24%	$800,000	48%	$1,669,500
David L. Green	$400,000	27%	$320,000	22%	$750,000	51%	$1,470,000

The annual compensation program also includes other benefits, including limited perquisites and a nonqualified deferred compensation plan.

From time to time, our Compensation Committee also may approve certain supplemental awards. No supplemental awards were granted in fiscal 2016. However, during fiscal 2016, our Compensation Committee discussed a synergy incentive program in connection with the Heartland transaction. The synergy incentive program, which was finally approved and awarded after fiscal 2016, is described in more detail below.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary represents 14% of our Chief Executive Officer’s total compensation target and 24% of the total compensation target for our other named executive officers (based on a weighted average). It is the one component of compensation that does not fluctuate with our company’s performance or the value of our stock. The Compensation Committee reviews the base salaries of our executive officers annually. After an evaluation by the Compensation Committee of the factors described above under “Compensation Discussion and Analysis — How Decisions Are Made — Market Data” on page 42, all the named executive officers received increases in their base salaries compared to fiscal 2015.

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The base salaries for our named executive officers for fiscal 2016, compared to their base salaries in effect at the end of fiscal 2015, are set forth below:

Name	Fiscal 2016	Fiscal 2015	% Change
Jeffrey S. Sloan	$1,000,000	$900,000	11%
David E. Mangum	$585,000	$575,000	2%
Cameron M. Bready	$530,000	$500,000	6%
Guido F. Sacchi	$470,000	$375,000	25%
David L. Green	$400,000	$320,000	25%

Short-Term Incentive Plan

Under our short-term incentive plan, we provide our named executive officers with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives. Our short-term incentive plan provides an opportunity for executives to earn variable at-risk cash compensation and is designed to allow annual incentive awards that are fully deductible under Section 162(m) of the Code as further described under “Compensation, Discussion and Analysis — Tax Considerations” on page 51 below.

Target Bonus Opportunities

For fiscal 2016, after its review of the market data, our Compensation Committee approved the following target bonus opportunities for each of our named executive officers, expressed as a percentage of base salary:

	Target Award Opportunity	% of Base Salary
Jeffrey S. Sloan	$1,500,00	150%
David E. Mangum	$585,000	100%
Cameron M. Bready	$477,000	90%
Guido F. Sacchi	$399,500	85%
David. L. Green	$320,000	80%

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Performance Metrics

For fiscal 2016, the Compensation Committee allocated the target opportunity under the short-term incentive plan evenly among the following three performance metrics (each as adjusted by the Compensation Committee for certain acquisitions and divestitures, including without limitation the Heartland transaction): adjusted cash EPS, adjusted net revenue and adjusted operating margin. The methodology for determining, and the rationale for using, each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
Adjusted Cash EPS	Cash EPS, as described under “Additional Information — Non-GAAP Financial Measures” beginning on page 66, excluding the impact of foreign currency exchange.	Adjusted cash EPS is a primary metric management uses to more clearly focus on the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations.
Adjusted Net Revenue	Adjusted net revenue, as described under “Additional Information — Non-GAAP Financial Measures” beginning on page 66, excluding the impact of foreign currency exchange.	Adjusted net revenue excludes gross-up related payments associated with certain wholesale lines of business to reflect economic benefits to the company. Adjusted net revenue demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.
Adjusted Operating Margin	GAAP operating income, as described under “Additional Information — Non-GAAP Financial Measures” beginning on page 66, excluding the impact of foreign currency exchange, divided by adjusted net revenue as described above.	Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere. For each of these separately-calculated performance metrics, each named executive officer could earn up to 200% of the target opportunity.

Degree of Performance Attainment	Adjusted Cash EPS Weighted 33%	Adjusted Net Revenue Weighted 33%	Adjusted Operating Margin Weighted 33%	Total Opportunity
Maximum	200%	200%	200%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	50%	50%
Below Threshold	0%	0%	0%	0%

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 45

The following table sets forth the range of goals for fiscal 2016 annual performance measures, our actual performance results for fiscal 2016 and the resulting payouts (expressed as a percentage of target). Per-share amounts are split-adjusted.

Performance / Payout	Adjusted Cash EPS		Adjusted Net Revenue (millions)		Adjusted Operating Margin
Performance thresholds:
Maximum		$2.93		$2,124	28.80%
Target		$2.84		$2,062	28.60%
Threshold		$2.70		$1,959	28.10%
Below Threshold	$	<2.70	$	<1,958	<28.10%
Actual fiscal 2016 performance		$3.02		$2,087	29.50%
Actual payout		200%		142%	200%

Payouts for 2016 Short-Term Incentive Plan

The following table summarizes the final annual performance incentive plan payouts for each named executive officer based on fiscal 2016 performance for each performance metric and in total:

Name	Adjusted Cash EPS	Adjusted Net Revenue	Adjusted Operating Margin	Total Payout	Percentage Of Target Payout
Jeffrey S. Sloan	$1,000,000	$710,000	$1,000,000	$2,710,000	181%
David E. Mangum	$390,000	$276,900	$390,000	$1,056,900	181%
Cameron M. Bready	$318,000	$225,780	$318,000	$861,780	181%
Guido F. Sacchi	$266,333	$189,097	$266,333	$721,763	181%
David L. Green	$213,333	$151,467	$213,333	$578,133	181%

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to executives and other key employees throughout the company. All LTI grants are made pursuant to our 2011 Incentive Plan, which was last approved by our shareholders at our 2011 annual shareholders meeting. All grants of LTIs to our named executive officers were approved by the Compensation Committee and based on target values consistent with the executives’ skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. LTIs align the executives’ interests with those of the shareholders by linking their compensation to our share price.

The annual LTI grants for our named executive officers represent pay opportunity for performance at the following targets in the aggregate:

Name	Performance Units	Stock Options	Restricted Stock	Total
Jeffrey S. Sloan	$2,250,000	$1,125,000	$1,125,000	$4,500,000
David E. Mangum	$775,000	$387,500	$387,500	$1,550,000
Cameron M. Bready	$625,000	$312,500	$312,500	$1,250,000
Guido F. Sacchi	$400,000	$200,000	$200,000	$800,000
David L. Green	$375,000	$187,500	$187,500	$750,000

Approximately half of the LTIs granted to the executives for fiscal 2016 were in the form of performance units (expressed at target), approximately 25% were in the form of stock options, and approximately 25% were in the form of time-based restricted shares of common stock. The LTI mix for fiscal 2016 was the same as for fiscal

46 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

2015. In determining the appropriate mix, the Compensation Committee took into account competitive market practices of peer groups companies, its belief that a blend of equity awards provides both an incentive and retention effect, and its belief that the utilization of the various LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

Performance Units

In fiscal 2016, our Compensation Committee allocated 50% of the value of the target LTI awards to performance units. The performance units granted to the named executive officers in fiscal 2016 are earned based on the growth of our annual adjusted cash EPS over a three-year performance period. At the beginning of the performance period, the threshold, target and maximum annual adjusted cash EPS growth rates are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum cash EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior fiscal year, assuming constant currencies.

At the end of the performance period, the adjusted cash EPS growth performance for each year (calculated separately based on actual cash EPS from the preceding year) is evaluated and the calculated payout percentage (0% to 200% of target) is certified by the Compensation Committee. The final payout percentage (as a percentage of target) is determined as the average of each of the three annual payout percentages. As a result, payouts for the second and third year of the performance period will be conditioned on continued growth over a long-term period. Because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, provided that the Compensation Committee has previously certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

The following table summarizes the performance units based on financial performance metrics at target granted during fiscal 2016:

Name	Target Allocation to Performance Units	Actual Number of Performance Units Granted(1)
Jeffrey S. Sloan	$2,250,000	40,238
David E. Mangum	$775,000	13,860
Cameron M. Bready	$625,000	11,178
Guido F. Sacchi	$400,000	7,154
David L. Green	$375,000	6,708

(1)	Calculated as the target allocation to performance units (in dollars) divided by our stock price on the grant date ($55.92 after adjusting for the stock split).

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 47

Stock Options

In fiscal 2016, our Compensation Committee allocated 25% of the value of the target LTI awards to stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The stock options vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with us on each vesting date. During fiscal 2016, the Compensation Committee approved the following stock option grants for each of the named executive officers:

Name	Target Allocation to Stock Options	Number of Stock Options Granted(1)
Jeffrey S. Sloan	$1,125,000	71,204
David E. Mangum	$387,500	24,526
Cameron M. Bready	$312,500	19,780
Guido F. Sacchi	$200,000	12,660
David L. Green	$187,500	11,868

(1)	Calculated based on the closing price of our stock on the grant date and the Black-Scholes conversion ratio approved by the Compensation Committee at the time the grants were approved, as adjusted for the stock split. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 53 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

Time-Based Restricted Stock

In fiscal 2016, our Compensation Committee allocated 25% of the value of target LTI awards to restricted stock. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying the value of the awards to the value of our stock price. The restricted shares vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with us on each vesting date.

Our named executive officers received the following number of restricted shares as part of the annual compensation plan for fiscal 2016:

Name	Target Allocation to Restricted Stock	Number of Restricted Shares Granted(1)
Jeffrey S. Sloan	$1,125,000	20,120
David E. Mangum	$387,500	6,930
Cameron M. Bready	$312,500	5,590
Guido F. Sacchi	$200,000	3,578
David L. Green	$187,500	3,354

(1)	Calculated as the target allocation to restricted stock (in dollars) divided by the stock price as of the grant date ($55.92 after adjusting for the stock split).

Supplemental Awards

Synergy Incentive Program

Acquisitions have been and remain a key component of our strategy. Unlike our previous acquisitions, our merger with Heartland is transformative for our company. The purchase price of approximately $3.9 billion exceeds all of our prior acquisitions in recent history combined. We intend to generate substantial synergies by fully integrating Heartland’s operations into ours.

48 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Aligning the synergy initiatives of the Heartland merger to the compensation of our key personnel, including our executive management team, will drive the achievement of the initiatives which, in turn, are intended to increase the accretive nature of the transaction and create enterprise value to our shareholders. Accordingly, our Compensation Committee met on April 8, 2016 in anticipation of the merger to discuss and approve a framework for a synergy incentive program designed to maximize synergies relating to the Heartland transaction. The synergy performance units were granted on June 8, 2016, following the Compensation Committee’s regularly scheduled meeting on that date, at which the Compensation Committee approved all of the material terms and conditions of the awards. The grant date fair value of the synergy performance units is excluded from the Summary Compensation Table under “Compensation of Named Executive Officers” because the units were not granted during fiscal 2016, but will be included in the Summary Compensation Table for the 2016 fiscal transition period.

Under the synergy incentive program, certain eligible employees, including each of our named executive officers, have an opportunity to earn cash and shares of our stock, subject to a maximum limit, based upon the achievement between April 22, 2016 (the closing date for the transaction) and August 31, 2018 of pre-established synergy goals established by our Compensation Committee.

The following chart summarizes the target and maximum award opportunities pursuant to the synergy incentive program for each of our named executive officers.

Name	Target	Maximum
Jeffrey S. Sloan	$2,200,000	$3,800,000
David E. Mangum	$1,800,000	$3,200,000
Cameron M. Bready	$1,500,000	$2,800,000
Guido F. Sacchi	$1,300,000	$2,400,000
David L. Green	$500,000	$700,000

The Compensation Committee allocated 50% of the maximum award opportunity to cash and 50% to performance units, as described in the following table.

Name	Maximum Allocation to Cash Award	Maximum Allocation to Performance Units	Actual Number of Performance Units Granted(1)
Jeffrey S. Sloan	$1,900,000	$1,900,000	25,925
David E. Mangum	$1,600,000	$1,600,000	21,832
Cameron M. Bready	$1,400,000	$1,400,000	19,103
Guido F. Sacchi	$1,200,000	$1,200,000	16,374
David L. Green	$350,000	$350,000	4,776

(1)	Calculated as the maximum allocation to performance units (in dollars) divided by our stock price on the closing date of the Heartland transaction ($73.29).

Depending on the Compensation Committee’s certification of the achievement of the synergy goals as presented by an independent accounting firm, each of the named executive officers may earn an award up to the maximum award set forth above, subject to our Compensation Committee’s negative discretion to pay a lesser amount based upon the achievement of the synergy goals. Achievement of synergies below target will result in zero payout. Achievement between target and maximum will result in a payout interpolated between the target and maximum payouts. No incentive is paid for synergies above the maximum goal. Our Compensation Committee has the final authority to determine whether a specific item qualifies as cost savings under the synergy incentive program. The cash portion, to the extent earned, will be paid out no later than the pay period immediately following August 31, 2018, subject to the executive’s continued employment with us on such date. Half of any earned performance units will convert into unrestricted shares on August 31, 2018, and the remaining units will convert to unrestricted shares on August 31, 2019, subject to the executive’s continued employment with us on each respective date.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 49

Prior Year Awards of Restricted Stock Units Earned in Fiscal 2016

During fiscal 2014, we granted TSR units, or the fiscal 2014 TSR units, which are performance-based restricted stock units earned based on our future three-year total shareholder return compared to the constituent companies in the S&P 500 as of June 1 each year. Once the performance results are certified, the fiscal 2014 TSR units convert into unrestricted shares of common stock. No TSR units were granted during fiscal 2015 or fiscal 2016, but the fiscal 2014 TSR units were earned in fiscal 2016 and were or will be converted into unrestricted shares during the 2016 fiscal transition period. The following table summarizes the structure of the fiscal 2014 TSR units:

Percentile in 3-Year TSR vs. Comparator Group	Resulting Shares Earned (% of Target)
90th or above	200%
70th	150%
50th	100%
30th	50%
<30th	0%

The final payout for the fiscal 2014 TSR units was 200%, determined based on the average of the hypothetical payouts related to our relative TSR positioning as of August 31, 2015, November 30, 2015, February 28, 2016 and May 31, 2016, using straight-line interpolation. As a result, for the 2014 TSR units, our named executive officers earned the split-adjusted number of units set forth below, which were converted to unrestricted shares on a one-for-one basis:

Name	Fiscal 2014 TSR Units
Jeffrey S. Sloan(1)	119,732
David E. Mangum	44,284
Cameron M. Bready(2)	—
Guido F. Sacchi	17,328
David L. Green(2)	—

(1)	Represents payouts for two fiscal 2014 TSR units granted to Mr. Sloan on July 26, 2013 and October 1, 2013, respectively, each based on a three-year performance period ending May 31, 2016.

(2)	Mr. Bready and Mr. Green did not receive fiscal 2014 TSR units.

Other Benefits

Our named executive officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including our 401(k) plan.

Perquisites offered to our named executive officers on an annual basis are limited to financial planning. These items create taxable income to the executive, which we do not gross up. In addition, we may ask named executive officers and their spouses to participate in President’s Club trips offered as rewards to certain other employees for excellent sales or other performance. We treat the expenses of spouses as taxable income to the executives. Because spousal participation is at our request and can be disruptive to other plans they may have, we gross up that taxable income.

Our named executive officers are also eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other forms of compensation. We do not make contributions to the deferred compensation plan. In fiscal 2016, none of our named executive officers made any contributions to or withdrawals from the plan. See “Compensation of Named Executive Officers—Non-Qualified Deferred Compensation Plan” on page 58 for more detail regarding the plan.

50 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Employment Agreements

We are party to an employment agreement with all of our named executive officers. These employment agreements provide benefits to our company and, we believe, are necessary in order to attract and retain highly-qualified executives. Each named executive officer who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive, but we do not provide for any excise tax gross-ups. All of our employment agreements with named executive officers contain a term.

Policies and Guidelines

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees as soon as practicable after (but no earlier than) the first business day following the issuance of our earnings release for the fourth quarter of our preceding fiscal year based upon the closing price of our common stock on the grant date. Our Compensation Committee from time to time may approve supplemental or other non-recurring grants outside of our annual compensation program at any other time.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our executives. This fosters equity ownership and aligns the interests of our executives with our shareholders. Within five years of the executive’s initial appointment to his or her position, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his or her base salary, and all other executives are expected to beneficially own a number of shares at least equal to 200% of their base salary. Additionally, each executive is required to hold his or her stock or other securities until the executive has met the applicable ownership guideline. Each of our executive officers was in compliance with the stock ownership guidelines as of the record date.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (other than our Chief Financial Officer). However, qualifying “performance-based” compensation will not be subject to the deduction limit if certain requirements are met. The 2011 Incentive Plan is designed to allow the Compensation Committee to grant awards that may qualify for the performance-based compensation exemption from Section 162(m), such as the performance-based restricted stock units and synergy incentive awards granted in fiscal 2016. Our short-term incentive plan, as a subplan of the 2011 Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation. Under the 2011 Incentive Plan, the minimum threshold performance goal that our Compensation Committee sets for each plan year is the achievement of positive operating income, as reflected in our consolidated statements of income and filed with our Annual Report on Form 10-K for such fiscal year, which we refer to as “threshold operating income performance.” No bonuses will be payable under the short-term incentive plan unless we achieve threshold operating income performance. In any year that our

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 51

company achieves threshold operating income performance, our Chief Executive Officer’s maximum award is 2% of such operating income and each other named executive officer’s maximum award is 1% of such operating income (but in no event in excess of $10,000,000 per participant). The Compensation Committee then uses negative discretion to pay a lesser amount. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance metrics and their respective weightings, and intermediate award opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance.

A number of requirements must be met for particular compensation to qualify under Section 162(m), so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

Report of Compensation Committee Members

The members of the Compensation Committee at the time the compensation of our named executive officers for fiscal 2016 was approved have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, these Compensation Committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2016.

COMPENSATION COMMITTEE MEMBERS

William I Jacobs, Chair

Ruth Ann Marshall

John M. Partridge

52 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during the fiscal years ended May 31, 2016, 2015 and 2014, which we refer to respectively as “fiscal 2016,” “fiscal 2015” and “fiscal 2014,” for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Sloan	2016	$1,000,000	—	$3,375,219	$1,110,782	$2,710,000	$41,401	$8,237,403
Chief Executive Officer	2015	$900,000	—	$6,045,511	$1,120,533	$2,106,324	$33,179	$10,205,547
	2014	$739,333	$350,000	$3,825,841	—	$1,103,390	$41,943	$6,060,507
David E. Mangum	2016	$585,000	—	$1,162,577	$382,606	$1,056,900	$35,111	$3,222,194
President and Chief Operating Officer	2015	$575,000	—	$2,252,574	$385,970	$996,820	$29,205	$4,239,569
	2014	$530,000	$315,000	$1,293,079	—	$569,607	$27,600	$2,735,286
Cameron M. Bready	2016	$530,000	—	$937,667	$308,568	$861,780	$35,715	$2,673,730
EVP and Chief Financial Officer	2015	$458,904	—	$3,715,644	$311,266	$736,780	$281,974	$5,504,568
Guido F. Sacchi	2016	$470,000	—	$600,133	$197,496	$721,763	$29,253	$2,018,645
EVP and Chief Information Officer	2015	$375,000	—	$1,049,899	$174,322	$390,060	$28,400	$2,017,681
	2014	$350,200	—	$505,981	—	$212,428	$21,859	$1,090,468
David L. Green	2016	$400,000	—	$562,667	$185,141	$578,133	$35,682	$1,761,623
EVP, General Counsel and Corporate Secretary	2015	$320,000	—	$799,549	$130,745	$277,376	$27,543	$1,555,213

(1)	Represents base salary earned during the fiscal year.

(2)	This column represents the discretionary bonus amounts paid for fiscal 2014.

(3)	This column reflects the aggregate grant date fair value of awards of time-based restricted shares of our common stock and awards of performance-based restricted stock units (including performance units and, for fiscal 2015, supplemental leveraged performance units, or LPUs). The aggregate grant date fair value of awards of time-based restricted shares was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares. The aggregate grant date fair value of awards of performance-based restricted stock units was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures.

The tables below set forth the maximum grant date fair value for all performance-based awards granted during fiscal 2016, fiscal 2015 and fiscal 2014 for which an amount less than the maximum is reflected in the table above, assuming that the highest levels of performance conditions were achieved.

	Fiscal 2016 Performance Units
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance
Jeffrey S. Sloan	$2,250,000	$4,500,000
David E. Mangum	$775,000	$1,550,000
Cameron M. Bready	$625,000	$1,250,000
Guido F. Sacchi	$400,000	$800,000
David L. Green	$375,000	$750,000

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 53

	Fiscal 2015
	Performance Units		LPUs
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance	Grant Date Fair Value at Target	Value Assuming Highest Performance(a)
Jeffrey S. Sloan	$2,250,000	$4,500,000	$2,484,510	$18,522,000
David E. Mangum	$775,000	$1,550,000	$1,014,141	$7,560,000
Cameron M. Bready	$625,000	$1,250,000	$816,922	$6,090,000
Guido F. Sacchi	$350,000	$700,000	$488,323	$3,640,000
David L. Green	$262,500	$525,000	$377,491	$2,814,000

	Fiscal 2014 Performance Units
Name	Grant Date Fair Value at Target		Value Assuming Highest Performance
Jeffrey S. Sloan	$3,825,841		$7,651,682
David E. Mangum	$1,293,079		$2,586,159
Cameron M. Bready	(b	)	(b	)
Guido F. Sacchi	$505,981		$1,011,963
David L. Green	(b	)	(b	)

(a)	If our share price outperforms the S&P 500 index, the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed eight times the target amount (in dollars) of the award. If the S&P 500 index outperforms our share price, then the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed four times the target amount (in dollars) of the target award. The amounts shown represents eight times the target amount (in dollars) of the award.

(b)	Amount not reported because the individual was not a named executive officer in the applicable fiscal year.

(4)	This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Each option granted in fiscal 2016 had a grant date fair value of $15.60, calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.62%, expected volatility of 28.65%, dividend yield of 0.10% and an expected life of five years. Each option granted in fiscal 2015 had a grant date fair value of $16.89, calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.57%, expected volatility of 23.65%, dividend yield of 0.13% and an expected life of five years.

(5)	This column includes the following compensation components for fiscal 2016:

Name	Company Contributions to 401(k) Plans	Financial Planning Services	Other Perquisites and Personal Benefits(a)	Total
Jeffrey S. Sloan	$10,600	$22,043	$8,758	$41,401
David E. Mangum	$9,869	$17,768	$7,474	$35,111
Cameron M. Bready	$10,292	$17,768	$7,655	$35,715
Guido F. Sacchi	$11,485	$17,768	—	$29,253
David L. Green	$10,600	$17,768	$7,314	$35,682

(a)	These perquisites and personal benefits consist of compensation related to company-sponsored financial planning services and attendance at company-sponsored events. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit. Amounts include tax gross-ups for perquisites relating to attendance at company-sponsored events of $3,385, $2,889, $2,959 and $2,827 for Messrs. Sloan, Mangum, Bready and Green, respectively.

54 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth information concerning grants of plan-based awards during fiscal 2016 to our named executive officers, all of which were made pursuant to our 2011 Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	7/30/15	$750,000	$1,500,000	$3,000,000
Performance unit	7/30/15				20,119	40,238	80,476				$2,250,109
Restricted shares	7/30/15							20,120			$1,125,110
Stock options	7/30/15								71,204	$55.92	$1,110,782
David E. Mangum
Cash	7/30/15	$292,500	$585,000	$1,170,000
Performance unit	7/30/15				6,930	13,860	27,720				$775,051
Restricted shares	7/30/15							6,930			$387,526
Stock options	7/30/15								24,526	$55.92	$382,606
Cameron M. Bready
Cash	7/30/15	$238,500	$477,000	$954,000
Performance unit	7/30/15				5,589	11,178	22,356				$625,074
Restricted shares	7/30/15							5,590			$312,593
Stock options	7/30/15								19,780	$55.92	$308,568
Guido F. Sacchi
Cash	7/30/15	$199,750	$399,500	$799,000
Performance unit	7/30/15				3,577	7,154	14,308				$400,051
Restricted shares	7/30/15							3,578			$200,082
Stock options	7/30/15								12,660	$55.92	$197,496
David L. Green
Cash	7/30/15	$160,000	$320,000	$640,000
Performance unit	7/30/15				3,354	6,708	13,416				$375,111
Restricted shares	7/30/15							3,354			$187,556
Stock options	7/30/15								11,868	$55.92	$185,141

(1)	These columns reflect the threshold, target and maximum annual cash incentive opportunities under our short-term incentive plan. At the time of the filing of this proxy statement, the actual results were certified, and our named executive officers received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns reflect the split-adjusted number of estimated future payouts (in shares) under performance units granted in fiscal 2016 based on threshold, target and maximum award opportunities. After a three-year performance period, our Compensation Committee will certify the results and determine the number of units that have been earned. Thereafter, all of the performance units will convert to unrestricted shares. The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees until the units are converted into a stock grant at the end of the applicable performance period. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders.

(3)	This column reflects the split-adjusted number of restricted shares of our common stock granted in fiscal 2016 that will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date.

(4)	This column represents the split-adjusted number of stock options, which will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date.

(5)	This column represents the aggregate grant date fair value of equity awards granted in fiscal 2016, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 55

Outstanding Equity Awards at May 31, 2016

The following table provides the outstanding equity awards at May 31, 2016 for each of our named executive officers, as adjusted for the stock split.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Sloan	6/1/10	50,000	—	$20.72	6/1/20	—		—	—		—
	8/18/14	44,228	88,458	$35.78	8/18/24	—		—	—		—
	7/30/15	—	71,204	$55.92	7/30/25	—		—	—		—
	7/30/12	—	—	—	—	9,466	(3)	$735,414	—		—
	7/26/13	—	—	—	—	22,576	(3)	$1,753,929	—		—
	10/1/13	—	—	—	—	30,590	(3)	$2,376,537	—		—
	8/18/14	—	—	—	—	20,966	(4)	$1,628,849	—		—
	7/30/15	—	—	—	—	20,120	(4)	$1,563,123	—		—
	7/26/13	—	—	—	—	50,840	(5)	$3,949,760	—		—
	10/1/13	—	—	—	—	68,892	(5)	$5,352,219	—		—
	8/18/14	—	—	—	—	—		—	125,788	(6)	$9,772,470
	9/30/14	—	—	—	—	—		—	238,409	(7)	$18,522,000
	7/30/15	—	—	—	—	—		—	80,476	(8)	$6,252,180

		94,228	159,662			223,450		$17,359,831	444,673		$34,546,650

David E. Mangum	11/3/08	40,000	—	$21.02	11/3/18	—		—	—		—
	7/29/09	25,190	—	$21.09	7/29/19	—		—	—		—
	7/29/10	30,082	—	$18.70	7/29/20	—		—	—		—
	8/18/14	15,234	30,470	$35.78	8/18/24	—		—	—		—
	7/30/15	—	24,526	$55.92	7/30/25	—		—	—		—
	7/30/12	—	—	—	—	8,246	(3)	$640,632	—		—
	7/26/13	—	—	—	—	19,664	(3)	$1,527,696	—		—
	8/18/14	—	—	—	—	7,222	(4)	$561,077	—		—
	7/30/15	—	—	—	—	6,930	(4)	$538,392	—		—
	7/26/13	—	—	—	—	44,284	(5)	$3,440,424	—		—
	8/18/14	—	—	—	—	—		—	43,328	(6)	$3,366,152
	9/30/14	—	—	—	—	—		—	97,310	(7)	$7,560,000
	7/30/15	—	—	—	—	—		—	27,720	(8)	$2,153,567

		110,506	54,996			86,346		$6,708,221	168,358		$13,079,719

Cameron M. Bready	8/18/14	12,286	24,572	$35.78	8/18/24	—		—	—		—
	7/30/15	—	19,780	$55.92	7/30/25	—		—	—		—
	6/30/14	—	—	—	—	39,122	(3)	$3,039,388	—		—
	8/18/14	—	—	—	—	5,824	(4)	$452,467	—		—
	7/30/15	—	—	—	—	5,590	(4)	$434,287	—		—
	8/18/14	—	—	—	—	—		—	34,944	(6)	$2,714,799
	9/30/14	—	—	—	—	—		—	78,388	(7)	$6,090,000
	7/30/15	—	—	—	—	—		—	22,356	(8)	$1,736,838

		12,286	44,352			50,536		$3,926,142	135,688		$10,541,637

Guido F. Sacchi	8/18/14	—	13,762	$35.78	8/18/24	—		—	—		—
	7/30/15	—	12,660	$55.92	7/30/25	—		—	—		—
	7/30/12	—	—	—	—	4,408	(3)	$342,458	—		—
	7/26/13	—	—	—	—	7,694	(3)	$597,747	—		—
	8/18/14	—	—	—	—	3,262	(4)	$253,425	—		—
	7/30/15	—	—	—	—	3,578	(4)	$277,975	—		—
	7/26/13	—	—	—	—	17,328	(5)	$1,346,212	—		—
	8/18/14	—	—	—	—	—		—	19,568	(6)	$1,520,238
	9/30/14	—	—	—	—	—		—	46,853	(7)	$3,640,000
	7/30/15	—	—	—	—	—		—	14,308	(8)	$1,111,589

		—	26,422			36,270		$2,817,816	80,729		$6,271,826

David L. Green	7/31/07	3,056	—	$18.70	7/31/17	—		—	—		—
	7/29/09	2,198	—	$21.09	7/29/19	—		—	—		—
	7/29/10	2,646	—	$18.70	7/29/20	—		—	—		—
	8/18/14	5,160	10,322	$35.78	8/18/24	—		—	—		—
	7/30/15	—	11,868	$55.92	7/30/25	—		—	—		—
	7/30/12	—	—	—	—	1,374	(3)	$106,746	—		—
	7/26/13	—	—	—	—	1,516	(3)	$117,778	—		—
	8/18/14	—	—	—	—	2,446	(4)	$190,030	—		—
	7/30/15	—	—	—	—	3,354	(4)	$260,572	—		—
	8/18/14	—	—	—	—	—		—	14,676	(6)	$1,140,178
	9/30/14	—	—	—	—	—		—	36,221	(7)	$2,814,000
	7/30/15	—	—	—	—	—		—	13,416	(8)	$1,042,289

		13,060	22,190			8,690		$675,126	64,313		$4,996,467

56 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

(1)	All stock options were granted pursuant to our 2011 Incentive Plan. All stock options granted prior to May 31, 2014 vest in equal installments on each of the first four anniversaries of the grant date. All stock options granted thereafter vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on May 31, 2016 of $77.69.

(3)	Represents shares of restricted stock that vest in equal installments on each of the first four anniversaries of the grant date.

(4)	Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date.

(5)	Represents restricted shares of our common stock that were issued in the 2016 fiscal transition period upon the conversion of TSR units originally granted during fiscal 2014, or the fiscal 2014 TSR units. The TSR units vested on July 26, 2016 based on a three-year performance period ended May 31, 2016. As a result of actual performance during the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair market value of those shares based on the closing price of our common stock on May 31, 2016. Per SEC rules, these fiscal 2014 TSR units are shown in this table as time-based awards because, as of May 31, 2016, the performance period had concluded, but the TSR units had not yet vested and were subject to continued employment. See “Compensation Discussion and Analysis — Prior Year Awards of Restricted Stock Units Earned in Fiscal 2016” beginning on page 50 for additional information about these TSR units.

(6)	Represents performance units granted during fiscal 2015. These performance units are earned based on the growth of our annual adjusted cash EPS over each year (calculated separately) in the three-year performance period ending May 31, 2017. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, or August 18, 2017, provided that the Compensation Committee has previously certified the performance results described above. As a result of actual performance during the first two years of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on May 31, 2016.

(7)	Represents LPUs granted on September 30, 2014 as a non-recurring, supplemental award. LPUs are earned at the end of a three-year performance period based on the absolute share price appreciation of our stock and the relative share price appreciation of our stock compared to the S&P 500 index. After the three-year performance period, one-third of any earned LPUs will convert into unrestricted shares of our common stock, and the remaining two-thirds will convert into restricted shares of our common stock that will vest in equal installments on September 30, 2018 and 2019, which is the fourth and fifth anniversary of the LPU grant date. Based on our actual performance during the first year of the three-year performance period, the maximum payout multiple of 500% of the target award (in units) would apply. However, the LPUs are subject to a cap equal to 800% of the target amount in dollars. The number of shares shown in this table has been reduced to a number that would not result in a fair market value in excess of this cap. The fair market value of these LPUs is based on the closing price of our common stock on May 31, 2016.

(8)	Represents performance units granted during fiscal 2016. These performance units are earned based on the growth of our annual adjusted cash EPS over each year (calculated separately) in the three-year performance period ending May 31, 2018. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, or July 30, 2019, provided that the Compensation Committee has previously certified the performance results described above. As a result of actual performance during the first year of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on May 31, 2016. See “Compensation Discussion and Analysis — Long-Term Incentive Plan — Performance Units” beginning on page 47 for additional information about these performance units.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 57

Stock Options Exercised and Stock Vested in Fiscal 2016

The following table provides information on options exercised and stock awards that vested in fiscal 2016 (as adjusted for the stock split). The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey S. Sloan	—	—	84,516	$4,712,064
David E. Mangum	—	—	56,120	$3,073,727
Cameron M. Bready	—	—	15,952	$845,749
Guido F. Sacchi	6,880	$202,455	12,162	$662,212
David L. Green	7,500	$256,639	3,978	$220,895

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value of the shares on the vesting date.

Non-Qualified Deferred Compensation Plan

Our named executive officers are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan. Mr. Sloan is our only named executive officer who participates.

The following table provides information on deferred compensation under the deferred compensation plan for each named executive officer during fiscal 2016. There were no contributions, withdrawals or distributions during fiscal 2016. Aggregate earnings are not includable in the summary compensation table above because they were not above-market or preferential earnings. The aggregate balance includes amounts previously reported in the summary compensation table above in the previous years when earned if the executive’s compensation was required to be disclosed in a previous year.

Name	Aggregate Earnings in Fiscal 2016	Aggregate Balance at May 31, 2016
Jeffrey S. Sloan	$668	$84,960
David E. Mangum	—	—
Cameron M. Bready	—	—
Guido F. Sacchi	—	—
David L. Green	—	—

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

58 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Pension Benefits for Fiscal 2016

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility provisions. The retirement plan was closed to new participants beginning June 1, 1998, and none of our named executive officers were hired before that date.

Potential Payments Upon Termination, Retirement or Change in Control

This section describes the post-employment benefits that each of our named executive officers would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

Employment Agreements with Our Named Executive Officers

Each of our named executive officers is a party to an employment agreement with our company. These agreements are for an initial term of three years and are automatically extended for one additional year on their second year anniversary and each year thereafter unless either party provides notice of non-renewal before such anniversary date. The expiration dates for the initial employment periods are set forth below:

Name	Expiration of Initial Employment Period
Jeffrey S. Sloan	May 31, 2013
David E. Mangum	May 31, 2013
Cameron M. Bready	June 29, 2017
Guido F. Sacchi	November 30, 2016
David L. Green	November 30, 2016

Each of these agreements prohibits the executive from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the termination of employment. In addition, if the executive’s employment is terminated, the executive has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the executive’s employment is terminated as a result of our company’s decision not to extend the employment agreement.

These employment agreements may be terminated by us at any time for “cause” (as defined below) or for no reason or by the executive with or without “good reason” (as defined below). The employment agreements will also terminate upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Code. “Cause,” as defined in the employment agreement, generally means (i) the failure by the executive to perform substantially his or her responsibilities after a cure period of ten business days, (ii) fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the executive’s ability to perform, (iv) employment discrimination, harassment, conflicts of interest, retaliation, competition with our company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. “Good reason,” as defined in the employment agreement, generally means (a) an assignment of the executive to a materially different position, (b) a change in the person to whom the executive reports, (c) a reduction of the executive’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits, (d) a failure of our company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) a requirement that the executive be based in any location other than that which is initially specified in the agreement.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 59

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.     If, prior to a change in control or on or after the second anniversary of a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the separation date, plus a pro-rata portion of his or her annual incentive bonus for the fiscal year of separation, based upon actual performance against certified pre-established bonus targets.

•	We will continue to pay the executive’s base salary for six months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to six months of the executive’s base salary on the date that is six months and one day after the separation date, in each case provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants), we will continue to pay the executive’s base salary, provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards will vest as of the separation date, and the stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the separation date.

•	The executive’s performance-based restricted stock units (other than the LPUs, which are described below) will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance period in which the separation date falls, the executive will receive 50% of the number of shares that would have vested based on actual performance.

•	LPUs will remain outstanding, and, after the Compensation Committee certifies the results at the end of the three-year performance period, the number of earned units will be based on actual performance, prorated based on the number of days in the three-year performance period that the executive was employed. The resulting number of earned units will be converted into an equal number of unrestricted shares of our common stock.

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.     If, within 24 months after a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the date of termination.

•	We will pay the executive 200% of the amount of the executive’s then-current base salary as a lump sum payment or payments, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive 200% of the amount of the executive’s then-current target bonus opportunity, payable nine months after the separation date, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive a pro-rated annual incentive bonus for the fiscal year in which the termination occurs based on (i) the executive’s then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (ii) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred.

•	For a period of up to 18 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards and stock options will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•

The executive’s performance-based restricted stock units (other than LPUs, which are described below) will convert into fully-vested shares of our common stock based on (i) assumed target performance, if the

60 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

date of termination occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred.

•	If the date of the change in control occurs during the performance period and while the executive remains employed by our company, the number of earned LPUs will be the greater of (i) the number of units that would have been earned based on actual performance as of the effective date of the change in control and (ii) the target award. The number of earned units would then convert into an equal number of time-based restricted shares that would vest in equal installments on September 30, 2018 and 2019.

The executive also will be eligible for comparable benefits if his or her employment is terminated without cause or if he or she resigns for good reason in anticipation of a change-in-control transaction. The agreements specify that a termination or resignation is in anticipation of a change-in-control transaction if it occurs after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than nine months after termination of the executive’s employment.

Death or Disability.     Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of death or disability, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (other than LPUs) will convert into fully-vested shares of our common stock based upon assumed performance at the target level. The number of earned LPUs will be determined based on actual performance as of the date of termination, prorated based on the number of days in the three-year performance period preceding the termination date, and converted into unrestricted and restricted shares following our Compensation Committee’s certification of performance results as described above.

Retirement.     Whether or not a change in control occurs, if the executive’s employment is terminated by reason of his or her retirement, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (other than LPUs) will convert into fully-vested shares of our common stock based on actual performance as certified by the Compensation Committee at the end of the performance cycle. Any outstanding LPUs will be treated in the same manner as a termination without cause or resignation for good reason, as described above.

Termination for Cause or Resignation Without Good Reason.     If we terminate the executive for cause, or if the executive resigns without good reason, the executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment.     Our compensation arrangements with our executives are “double trigger,” meaning that in order for the vesting of any of an executive’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control. As a result, if there is no such termination or resignation, then the vesting of the executive’s awards will not be accelerated in connection with the change in control.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 61

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above for each of our named executive officers. The potential payments to our named executive officers are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on May 31, 2016. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $77.69 closing price on May 31, 2016. The value of health care continuation is based on COBRA 2016 rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)		Termination Without Cause or Resignation for Good Reason (Change in Control)(1)		Death or Disability		Retirement		Termination for Cause; Resignation Without Good Reason
Jeffrey S. Sloan
Base salary severance	$1,500,000		$2,000,000		$—		$—		$—
Annual cash incentive bonus	2,710,000		1,500,000		—		—		—
Other cash severance	—		3,000,000		—		—		—
Restricted stock acceleration	8,057,851		8,057,851		8,057,851		8,057,851		—
Stock option acceleration	4,741,124		5,257,828		5,257,828		5,257,828		—
Performance-based RSUs	22,964,620	(2)	31,185,315	(3)	22,964,620	(4)	35,627,935	(5)	—
COBRA	26,054		39,081		—		—		—

Total	$39,999,650		$51,040,075		$36,280,300		$48,943,614		$—

David E. Mangum
Base salary severance	$877,500		$1,170,000		$—		$—		$—
Annual cash incentive bonus	1,056,900		585,000		—		—		—
Other cash severance	—		1,170,000		—		—		—
Restricted stock acceleration	3,267,797		3,267,797		3,267,797		3,267,797		—
Stock option acceleration	1,633,104		1,811,081		1,811,081		1,811,081		—
Performance-based RSUs	8,684,732	(2)	12,040,072	(3)	8,684,732	(4)	13,164,804	(5)	—
COBRA	26,054		39,081		—		—		—

Total	$15,546,087		$20,083,030		$13,763,610		$18,243,681		$—

Cameron M. Bready
Base salary severance	$795,000		$1,060,000		$—		$—		$—
Annual cash incentive bonus	861,780		477,000		—		—		—
Other cash severance	—		954,000		—		—		—
Restricted stock acceleration	3,926,142		3,926,142		3,926,142		3,926,142		—
Stock option acceleration	1,317,009		1,460,546		1,460,546		1,460,546		—
Performance-based RSUs	5,612,869	(2)	8,315,819	(3)	5,612,869	(4)	7,838,688	(5)	—
COBRA	22,974		34,461		—		—		—

Total	$12,535,774		$16,227,967		$10,999,557		$13,225,376		$—

Guido F. Sacchi
Base salary severance	$705,000		$940,000		$—		$—		$—
Annual cash incentive bonus	721,763		399,500		—		—		—
Other cash severance	—		799,000		—		—		—
Restricted stock acceleration	1,471,604		1,471,604		1,471,604		1,471,604		—
Stock option acceleration	760,573		852,442		852,442		852,442		—
Performance-based RSUs	4,013,465	(2)	5,629,019	(3)	4,013,465	(4)	6,002,485	(5)	—
COBRA	26,054		39,081		—		—		—

Total	$7,698,460		$10,103,647		$6,337,512		$8,326,531		$—

David L. Green
Base salary severance	$600,000		$800,000		$—		$—		$—
Annual cash incentive bonus	578,133		320,000		—		—		—
Other cash severance	—		640,000		—		—		—
Restricted stock acceleration	675,126		675,126		675,126		675,126		—
Stock option acceleration	604,891		691,013		691,013		691,013		—
Performance-based RSUs	2,656,299	(2)	3,905,234	(3)	2,656,299	(4)	3,747,533	(5)	—
COBRA	26,054		39,081		—		—		—

Total	$5,140,503		$7,070,454		$4,022,438		$5,113,672		$—

62 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

(1)	Assumes a change in control occurred on May 31, 2016, immediately followed by the executive’s termination.

(2)	Amount reflects 50% of the number of shares that would be issued at (i) the maximum payout levels (200% of target) for the performance units granted in fiscal 2016 and fiscal 2015 and (ii) the actual payout levels (200% of target) for the fiscal 2014 TSR units. For LPUs, the number of units earned depends on the performance during the three-year performance period, subject to a dollar amount cap, prorated based on the number of days in the performance period for which the executive is employed by our company. Based on actual performance through the end of fiscal 2016, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

(3)	Amount reflects the number of shares that would be issued at target levels for the performance units granted in fiscal 2016, the performance units granted in fiscal 2015, and the fiscal 2014 TSR units. For LPUs, the number of units earned is determined based on actual performance through the effective date of the change in control (without proration), subject to a dollar amount cap. Thus, the amount shown reflects the number of shares that would be issued at a 500% payout multiple, which is based on the actual, annualized growth rate of our stock price from the grant date of September 30, 2014 through the end of fiscal 2015, reduced to an amount that would not exceed the dollar amount cap.

(4)	Amount reflects the number of shares that would be issued at target payout levels for the performance units granted in fiscal 2016, performance units granted in fiscal 2015, and the fiscal 2014 TSR units. For LPUs, the number of units earned is determined based on actual performance through the date of the death or disability, subject to a dollar amount cap, prorated based on the number of the days in the performance period preceding the date of the death or disability. Based on actual performance through the end of fiscal 2016, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

(5)	Amount reflects the number of shares that would be issued at (i) the maximum payout levels (200% of target) for the performance units granted in fiscal 2016 and fiscal 2015, and (ii) the actual payout levels (200% of target) for the fiscal 2014 TSR units. For LPUs, the number of units earned depends on the performance during the three-year performance period, subject to a dollar amount cap, prorated based on the number of days in the performance period for which the executive is employed by our company. Based on actual performance through the end of fiscal 2016, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 63

Proposal Four: Ratification of Reappointment of Auditors

The Audit Committee recommends, and the board of directors selects, our independent public accountants. The Audit Committee has recommended that Deloitte & Touche LLP, or Deloitte, who served during the fiscal year ended May 31, 2016, be selected for the seven-month 2016 fiscal transition period ending December 31, 2016, and the board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the ratification of Deloitte as independent public accountants for the 2016 fiscal transition period. If the appointment of Deloitte is not ratified by the shareholders, the board will consider the selection of other independent public accountants for the 2016 fiscal transition period.

A representative of Deloitte will be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

The Audit Committee of the board is composed of three directors, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations section of our website at www.globalpaymentsinc.com. The board has determined that Michael W. Trapp is an “audit committee financial expert” as defined by the rules of the SEC.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2016. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K for the year ended May 31, 2016 filed with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chair

John M. Partridge

Alan M. Silberstein

64 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Auditor Fees

The following table presents the aggregate fees billed for professional services rendered by Deloitte during fiscal 2016 and fiscal 2015:

	2016	2015
Audit fees	$4,464,413	$3,333,650
Audit-related fees	355,200	—
Tax fees	386,400	141,150
Other fees	—	—

Total	$5,206,013	$3,474,800

Audit fees.    Audit fees represent fees billed for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit fees” disclosed above. In fiscal 2016, the fees were for services provided in connection with our merger with Heartland and for a report on Service Organization Controls in accordance with Statement on Standards for Attestation Engagements No. 16. Specifically, the services in connection with the merger included consultations and procedures associated with (i) the inclusion of unaudited pro forma condensed combined financial information in our Registration Statement on Form S-4 filed in connection with the merger (the “Registration Statement”) and (ii) our update of certain information from our Annual Report on Form 10-K for the year ended May 31, 2015 (the “Fiscal 2015 Annual Report”) to reflect the retrospective effects of certain items occurring subsequent to the filing of our Fiscal 2015 Annual Report, which update was required in order to satisfy the disclosure requirements with respect to our Registration Statement.

Tax fees.    Tax fees represent fees for tax compliance, tax advice and tax planning services. In fiscal 2016, $60,800 of the fees were for tax return preparation and compliance, and $325,600 were for tax consulting and advisory services. In fiscal 2015, $60,800 of the fees were for tax return preparation and compliance, and $80,350 were for tax consulting and advisory services.

All other fees.    Other fees include fees billed for products or services provided by Deloitte, other than the services described above.

Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 65

Additional Information

Relationships and Related Party Transactions

We review all known relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a D&O Questionnaire, to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between us and related persons. Our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and our company that may create a conflict of interest with us, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. Any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K must be approved or ratified by the Audit Committee. There were no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K since June 1, 2015.

Non-GAAP Financial Measures

We supplement our revenues, operating income and earnings per share information determined in accordance with generally accepted accounting principles in the United States (“GAAP”) by providing revenue, operating income and earnings per share on an adjusted basis, which we refer to as “adjusted net revenue,” “cash operating income” and “cash EPS,” respectively, to assist with evaluating our company’s performance. In addition to GAAP measures, our management uses these and other non-GAAP measures to focus on the factors we believe are pertinent to the daily management of our operations, to set goals for and measure the performance of our business, and (after making certain additional adjustments as described under “Compensation, Discussion and Analysis — Short-Term Incentive Plan” beginning on page 44) to determine incentive compensation. We believe these measures more closely reflect the economic benefits to our core business and allow for better comparisons with industry peers. Adjusted net revenue, cash operating income and cash EPS should be considered in addition to, and not as a substitute for, GAAP revenue, operating income and diluted earnings per share, respectively. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Adjusted net revenue excludes gross-up related payments associated with certain wholesale lines of business to reflect economic benefits to the company. On a GAAP basis, these payments are presented gross in both revenues and operating expenses. Cash operating income and cash EPS exclude amortization of acquired intangibles, share-based compensation and certain other items specific to each reporting period as more fully described in the reconciliations below. The tax rate used in determining the net income impact of these adjustments is either the jurisdictional statutory rate in effect at the time of the adjustment or the jurisdictional expected annual effective tax rate for the period, depending on the nature and timing of the adjustment.

Reconciliations of adjusted net revenue, cash operating income, cash net income and cash EPS to the most comparable GAAP measures for fiscal 2016 and fiscal 2015 are set forth below (unaudited, in thousands except per share amounts):

	Year Ended May 31, 2016
	GAAP	Net Revenue Adjustment(1)	Earnings Adjustments(2)	Income Taxes on Adjustments(3)	Non-GAAP
Revenues	$2,898,150	$(725,057)	—	—	$2,173,093
Operating income	$424,944	—	$208,699	—	$633,643
Net income attributable to Global Payments	$271,666	—	$204,734	$(79,799)	$396,621
Diluted earnings per share(4)	$2.04				$2.98

66 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

	Year Ended May 31, 2015
	GAAP	Net Revenue Adjustment(1)	Earnings Adjustments(2)	Income Taxes on Adjustments(3)	Non-GAAP
Revenues	$2,773,718	$(822,702)	$1,876	—	$1,952,892
Operating income	$456,597	—	$103,410	—	$560,007
Net income attributable to Global Payments	$278,040	—	$95,312	$(33,268)	$340,084
Diluted earnings per share(4)	$2.06				$2.52
(1)	Represents adjustments to revenues for gross-up related payments (included in operating expenses) associated with certain wholesale lines of business to reflect economic benefits to the company.

(2)	Earnings adjustments to operating income for the year ended May 31, 2016 include reductions of $114.3 million and $94.4 million in cost of service and selling, general and administrative expenses, respectively. Adjustments to cost of service include amortization of acquired intangibles of $115.9 million partially offset by recoveries associated with a U.K. vendor outage. Adjustments to selling, general and administrative expenses include share-based compensation expense of $30.1 million, acquisition-related costs of $51.3 million, employee termination benefits and a reserve for litigation in Russia. Earnings adjustments to net income attributable to Global Payments include the items affecting operating income as well as noncontrolling interests, net of tax. Earnings adjustments to revenues for the year ended May 31, 2015 reflect payments to select U.K. customers related to a vendor outage.

Earnings adjustments to operating income also include reductions of $72.6 million and $28.9 million in cost of service and selling, general and administrative expenses, respectively. Adjustments to cost of service represent amortization of acquired intangibles. Adjustments to selling, general and administrative expenses include share-based compensation expense of $20.3 million and other adjustments of $8.6 million, including employee termination benefits, non-cash losses from the retirement of property and equipment, a transaction-related tax associated with our acquisition of Realex, certain business tax assessments in the U.S. for prior periods and a gain on the sale of our Russia ATM business. Earnings adjustments to net income attributable to Global Payments include the items affecting operating income and the reversal of previously recorded interest expense associated with a previously uncertain tax position as well as noncontrolling interests, net of tax.

(3)	Income taxes on adjustments reflects the tax effect of earnings adjustments to operating income and, for the year ended May 31, 2016, the removal of a tax benefit of $10.9 million associated with our decision to indefinitely reinvest earnings in Canada. The tax rate used in determining the tax impact of earnings adjustments is either the jurisdictional statutory rate in effect at the time of the adjustment or the jurisdictional expected annual effective tax rate for the period, depending on the nature and timing of the adjustment.

(4)	Cash EPS is calculated by dividing cash net income attributable to Global Payments by the diluted weighted-average number of shares outstanding. The shares outstanding and diluted earnings per share for prior periods have been adjusted for a two-for-one stock split in the form of a stock dividend paid on November 2, 2015.

A nnual Report on Form 10-K

A copy of our 2016 annual report, including the financial statements and financial statement schedules (but without exhibits) for the fiscal year ended May 31, 2016, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, our 2016 annual report is available on the SEC’s web site at www.sec.gov.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – 67

brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8991.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during fiscal 2016, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), with the following exceptions: One Form 4 with respect to the forfeiture of shares for taxes in connection with a vesting for Mr. Sheffield was not timely filed; one Form 4 with respect to the conversion of earned restricted stock units to restricted shares for each of Messrs. Sloan and Mangum was not timely filed; one Form 4 with respect to an exercise of stock options and sale of the resulting shares for Mr. Wilkins was not timely filed; and one Form 4 with respect to the acquisition of shares by Mr. Wilkins was not timely filed. All transactions not timely reported as described above were subsequently reported, and all errors described above have been corrected in subsequent filings.

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the annual meeting.

68 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

Appendix A

Global Payments Inc.

Amended and Restated 2011 Incentive Plan

ARTICLE 1 PURPOSE		A-1
1.1	General	A-1
ARTICLE 2 DEFINITIONS		A-1
2.1	Definitions	A-1
ARTICLE 3 EFFECTIVE TERM OF PLAN		A-5
3.1	Effective Date	A-5
3.2	Term of Plan	A-5
ARTICLE 4 ADMINISTRATION		A-5
4.1	Committee	A-5
4.2	Actions and Interpretations by the Committee	A-6
4.3	Authority of Committee	A-6
4.4	Delegation	A-7
4.5	Indemnification	A-7
ARTICLE 5 SHARES SUBJECT TO THE PLAN		A-7
5.1	Number of Shares	A-7
5.2	Share Counting	A-7
5.3	Stock Distributed	A-8
5.4	Limitation on Awards	A-8
5.5	Minimum Vesting Requirements	A-9
ARTICLE 6 ELIGIBILITY		A-9
6.1	General	A-9
ARTICLE 7 STOCK OPTIONS		A-9
7.1	General	A-9
7.2	Incentive Stock Options	A-10
ARTICLE 8 STOCK APPRECIATION RIGHTS		A-10
8.1	Grant of Stock Appreciation Rights	A-10
ARTICLE 9 RESTRICTED STOCK AND STOCK UNITS		A-10
9.1	Grant of Restricted Stock and Stock Units	A-10
9.2	Issuance and Restrictions	A-11
9.3	Dividends on Restricted Stock	A-11
9.4	Forfeiture	A-11
9.5	Delivery of Restricted Stock	A-11
ARTICLE 10 PERFORMANCE AWARDS		A-11
10.1	Grant of Performance Awards	A-11
10.2	Performance Goals	A-11
ARTICLE 11 QUALIFIED STOCK-BASED AWARDS		A-12
11.1	Options and Stock Appreciation Rights	A-12
11.2	Other Awards	A-12
11.3	Performance Goals	A-13
11.4	Inclusions and Exclusions from Performance Criteria	A-13
11.5	Certification of Performance Goals	A-13
11.6	Award Limits	A-13
ARTICLE 12 DIVIDEND EQUIVALENTS		A-13
12.1	Grant of Dividend Equivalents	A-13
ARTICLE 13 STOCK OR OTHER STOCK-BASED AWARDS		A-14
13.1	Grant of Stock or Other Stock-Based Awards	A-14
ARTICLE 14 PROVISIONS APPLICABLE TO AWARDS		A-14
14.1	Award Certificates	A-14
14.2	Form of Payment of Awards	A-14
14.3	Limits on Transfer	A-14
14.4	Beneficiaries	A-14
14.5	Stock Trading Restrictions	A-15
14.6	Acceleration upon Death	A-15
14.7	Acceleration for Other Reasons	A-15
14.8	Forfeiture Events	A-15
14.9	Substitute Awards	A-16
ARTICLE 15 CHANGES IN CAPITAL STRUCTURE		A-16
15.1	Mandatory Adjustments	A-16
15.2	Discretionary Adjustments	A-16
15.3	General	A-16

ARTICLE 16 AMENDMENT, MODIFICATION AND TERMINATION		A-16
16.1	Amendment, Modification and Termination	A-16
16.2	Awards Previously Granted	A-17
16.3	Compliance Amendments	A-17
ARTICLE 17 GENERAL PROVISIONS		A-17
17.1	Rights of Participants	A-17
17.2	Withholding	A-18
17.3	Special Provisions Related to Section 409A of the Code	A-18
17.4	Unfunded Status of Awards	A-19
17.5	Relationship to Other Benefits	A-19
17.6	Expenses	A-20
17.7	Titles and Headings	A-20
17.8	Gender and Number	A-20
17.9	Fractional Shares	A-20
17.10	Government and Other Regulations	A-20
17.11	Governing Law	A-20
17.12	Severability	A-20
17.13	No Limitations on Rights of Company	A-20

Global Payments Inc.

Amended and Restated 2011 Incentive Plan

ARTICLE 1 PURPOSE

1.1. GENERAL.    The purpose of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Global Payments Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2 DEFINITIONS

2.1. DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)	“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)	“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)	“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty; prolonged absence from duty without the consent of the Company; material breach by the Participant of any published Company code of conduct or code of ethics; intentionally engaging in activity that is in conflict with or adverse to the business or other interests of the Company; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Georgia law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – A-1

(g)	“Change in Control” means and includes the occurrence of any one of the following events:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the committee of the Board described in Article 4.

(j)	“Company” means Global Payments Inc., a Georgia corporation, or any successor corporation.

(k)

“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of

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any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)	“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(m)	“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(n)	“Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(o)	“Dividend Equivalent” means a right granted to a Participant under Article 12.

(p)	“Effective Date” has the meaning assigned such term in Section 3.1.

(q)	“Eligible Participant” means an employee (including a leased employee), officer, director or consultant of the Company or any Affiliate.

(r)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(s)	“Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

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(t)	“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(u)	“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(v)	“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(w)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)	“Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.

(y)	“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(z)	“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa)	“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb)	“Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc)	“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)	“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(ff)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(gg)	“Plan” means the Global Payments Inc. Amended and Restated 2011 Incentive Plan, as amended from time to time.

(hh)	“Prior Plan” means the Global Payments Inc. Third Amended and Restated 2005 Incentive Plan, as amended from time to time.

(ii)	“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(jj)	“Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

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(kk)	“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(ll)	“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(mm)	“Retirement” in the case of an employee means resignation or termination of employment without Cause from the Company, a Parent or Subsidiary after age 65 with ten years of continual service or “credited service” as reflected in the official human resources records of the employing company. “Retirement” in the case of a Non-Employee Director of the Company means departure from the Board without Cause after age 65 or the failure to be re-elected or re-nominated as a director at any age.

(nn)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(oo)	“Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.

(pp)	“Stock” means the no par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(qq)	“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(rr)	“Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(ss)	“1933 Act” means the Securities Act of 1933, as amended from time to time.

(tt)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3 EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE.    The Plan will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

3.2. TERMINATION OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4 ADMINISTRATION

4.1. COMMITTEE.    The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall

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fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors that is approved and administered by a committee of the Board consisting solely of Independent Directors.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE.    Except as provided in Sections 4.1 and 4.5 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	Grant Awards;

(b)	Designate Participants;

(c)	Determine the type or types of Awards to be granted to each Participant;

(d)	Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)	Determine the terms and conditions of any Award granted under the Plan;

(f)	Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)	Amend the Plan or any Award Certificate as provided herein; provided that any such amendment shall not be effective unless it is in writing; and

(k)	Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 5.1 hereof, and (ii) be made only in accordance with the terms,

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conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by the Board. The Committee may not make discretionary grants hereunder to Non-Employee Directors.

4.4. DELEGATION.

(a)	Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)	Special Committee. The Board may, by resolution or by specific delegation to the Compensation Committee, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5. INDEMNIFICATION.    Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5 SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES.    Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 14,000,000. Subject to adjustment as provided in Section 15.1, the maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 14,000,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.2. SHARE COUNTING.    Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date as provided in subsection (a) below, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (b) through (i) of this Section 5.2.

(a)	Awards of Options and Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as four tenths (0.4) of one Share for each Share covered by such Awards, and Full Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one (1) Share for each Share covered by such Awards.

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(b)	The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c)	Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d)	Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(f)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(g)	To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(h)	Substitute Awards granted pursuant to Section 14.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(i)	Subject to applicable Exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3. STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS.    Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a)	Options. The maximum aggregate number of Shares subject to time-vesting Options granted under the Plan in any 12-month period to any one Participant shall be 1,200,000.

(b)	SARs. The maximum number of Shares subject to time-vesting Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 1,200,000.

(c)	Performance Awards. With respect to any one 12-month period (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $10,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be the greater of 1,200,000 Shares or Shares having a Fair Market Value of $30,000,000 as of the Grant Date of the Award. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12-month periods in the performance period.

(d)

Non-Employee Director Compensation.    The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting

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purposes); provided, that the Board may make exceptions to this limit for (i) individual Non-Employee Directors in extraordinary circumstances, or (ii) a Non-Employee Director who serves as Chairman of the Board or Lead Director, in each case as the Board may determine in its sole discretion, so long as (A) the aggregate limit does not exceed $850,000 in total value during a fiscal year and (B) the Non-Employee Director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

5.5. MINIMUM VESTING REQUIREMENTS.    Except in the case of substitute Awards granted pursuant to Section 14.9, Full-Value Awards granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) in order to maintain flexibility to determine the appropriate treatment of such Full-Value Awards, the Committee may permit and authorize acceleration of vesting of such Full-Value Awards in the event of the Participant’s termination of service or the occurrence of a Change in Control(subject to the requirements of Article 11 in the case of Qualified Performance-Based Awards), and (ii) this Section 5.5 shall not apply to Awards granted to Non-Employee Directors.

ARTICLE 6 ELIGIBILITY

6.1. GENERAL.    Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7 STOCK OPTIONS

7.1. GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.9) shall not be less than the Fair Market Value as of the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Section 15.1, without the prior approval of the stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly; (ii) an Option may not be cancelled in exchange for cash, other Awards or Option or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

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(e)	Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2. INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8 STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)	The Fair Market Value of one Share on the date of exercise; over

(2)	The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Section 15.1, without the prior approval of the stockholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly; (ii) an Option may not be cancelled in exchange for cash, other Awards or Option or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f)	Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9 RESTRICTED STOCK AND STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK AND STOCK UNITS.    The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

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9.2. ISSUANCE AND RESTRICTIONS.    Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3 DIVIDENDS ON RESTRICTED STOCK.    In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof and subject to the same vesting provisions as provided for the host Award), (iii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iv) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). In no event shall dividends with respect to Restricted Stock that is subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Restricted Stock lapse.

9.4. FORFEITURE.    Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5. DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10 PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2. PERFORMANCE GOALS.    The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or

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performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11 QUALIFIED PERFORMANCE-BASED AWARDS

11.1. OPTIONS AND STOCK APPRECIATION RIGHTS.    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

11.2. OTHER AWARDS.    When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue (premium revenue, total revenue or other revenue measures)

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion (acquisitions)

•	Internal rate of return or increase in net present value

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured

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relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

11.3. PERFORMANCE GOALS.    Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Subject to the provisions of Section 5.5, performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA.    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncements thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses; and (h) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations or changes in the Company’s fiscal year. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5. CERTIFICATION OF PERFORMANCE GOALS.    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6. AWARD LIMITS.    Section 5.4 sets forth, with respect to any one 12-month period, (i) the maximum number of time-vesting Options or SARs that may be granted to any one Participant, (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares, and (iii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock.

ARTICLE 12 DIVIDEND EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the

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Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, (which shall be subject to the same vesting provisions as provided for the host Award); (ii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant; or (iii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to a Performance Award be paid or distributed until the performance-based vesting provisions of the Performance Award lapse.

ARTICLE 13 STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14 PROVISIONS APPLICABLE TO AWARDS

14.1. AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2. FORM OF PAYMENT FOR AWARDS.    At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

14.3. LIMITS ON TRANSFER.    No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4. BENEFICIARIES.    Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award

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Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

14.5. STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. TREATMENT UPON DEATH .    Except as otherwise provided in the Award Certificate or any special Plan document governing an Award or an employment or similar agreement with a Participant, upon the termination of a person’s Continuous Service by reason of death:

(i)	all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(ii)	all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and

(iii)	the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be determined as provided in the Award Certificate or any special Plan document governing the Award or an employment or similar agreement with the Participant.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7. ACCELERATION FOR OTHER REASONS.    Regardless of whether an event has occurred as described in Section 14.6 above, and subject to Section 5.5 as to Full-Value Awards and Article 11 as to Qualified Performance-Based Awards, in order to maintain flexibility to determine the appropriate treatment of such Full-Value Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7. Unless otherwise provided by the Committee at the time of a Participant’s Retirement, or as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, in the case of acceleration upon the Participant’s Retirement, any Awards in the nature of rights that may be exercised shall remain exercisable until the earlier of (i) the original expiration of the Award, or (ii) the fifth anniversary of the Participant’s Retirement.

14.8. FORFEITURE EVENTS.    Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

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14.9. SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15 CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2 DISCRETIONARY ADJUSTMENTS.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award (or the per-shares transaction price), (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3 GENERAL.    Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16 AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION.    The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be

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subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except for any mandatory adjustments to the Plan and Awards contemplated by Section 15.1, without the prior approval of the stockholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

16.2. AWARDS PREVIOUSLY GRANTED.    At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)	Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)	The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

(c)	Except as otherwise provided in Section 15.1, without the prior approval of the shareholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)	No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3. COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17 GENERAL PROVISIONS

17.1. RIGHTS OF PARTICIPANTS.

(a)	No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

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(b)	Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)	Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

(d)	No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.2. WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)	General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)	Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)	Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-

A-18 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)	Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e)	Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)	Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)	Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

17.4. UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

17.5. RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – A-19

benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.6. EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.7. TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.8. GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.9. FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.10. GOVERNMENT AND OTHER REGULATIONS.

(a)	Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)	Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.11. GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Georgia.

17.12. SEVERABILITY.    In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.13. NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

A-20 – GLOBAL PAYMENTS INC. | 2016 Proxy Statement

The foregoing is hereby acknowledged as being the Global Payments Inc. Amended and Restated 2011 Incentive Plan as adopted by the Board on July 27, 2016 and by the shareholders on                     .

Global Payments Inc.

By:
David L. Green
Executive Vice President, General Counsel and Corporate Secretary

GLOBAL PAYMENTS INC. | 2016 Proxy Statement  – A-21

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on September 27, 2016.

Vote by Internet • Go to www.envisionreports.com/GPN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	Elect five directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Robert H.B. Baldwin, Jr., Class III	☐	☐	☐	02 - Mitchell L. Hollin, Class I	☐	☐	☐	03 - Ruth Ann Marshall, Class I	☐	☐	☐
	04 - John M. Partridge, Class I	☐	☐	☐	05 - Jeffrey S. Sloan, Class II	☐	☐	☐

		For	Against	Abstain

2.	Approve the extension of the term of, and the limits on non-employee director compensation and the material terms of the performance goals included in, the Amended and Restated 2011 Incentive Plan.	☐	☐	☐

4.	Ratify the reappointment of Deloitte & Touche LLP as the company’s independent public accountants.	☐	☐	☐

		For	Against	Abstain

3.	Approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon and date below. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Directions to Global Payments Corporate Headquarters

Global Payments Inc.

10 Glenlake Parkway NE, North Tower

Atlanta, GA 30328-3473

770.829.8000

Using GA 400 North, take exit 5B (Sandy Springs) and drive west on Abernathy Road about one block. Turn right on Glenlake Parkway. 10 Glenlake Parkway is the first drive on the left. The North Tower is the building to your right upon entering the circular drive.

Using GA 400 South, take exit 5 (Abernathy Road) and follow instructions above.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

2016 ANNUAL SHAREHOLDER MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes Jeffrey S. Sloan and David L. Green, and each of them, each with full power of substitution, to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway NE, North Tower, Atlanta, Georgia 30328, on September 28, 2016, at 9:30 a.m. EDT (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2016 Annual Meeting of Shareholders and Proxy Statement, both dated August 18, 2016, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the director nominees named in Proposal 1, “FOR” Proposal 2 to approve the extension of the term of, and the limits on non-employee director compensation and the material terms of the performance goals included in, the Amended and Restated 2011 Incentive Plan, “FOR” Proposal 3 relating to the advisory vote on the compensation of the Company’s named executive officers, “FOR” Proposal 4 relating to the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.

If you are voting by telephone or the Internet, please do not mail your proxy.